Exhibit 10.3

EXECUTION VERSION

CERTAIN INFORMATION IDENTIFIED WITH [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Dated

27 May 2020

between

NOVAVAX AB

and

NOVAVAX, INC.

and

THE PERSONS LISTED IN SCHEDULE 1

and

SERUM INTERNATIONAL BV

SHARE PURCHASE AGREEMENT

1. DEFINITIONS AND INTERPRETATIONS	2

2. SALE OF SALE SHARES	12

3. COMPLETION	13

4. PURCHASE PRICE	13

5. ESCROW	16

6. WARRANTIES	17

7. PROTECTION OF GOODWILL	19

8. GUARANTEE	21

9. FURTHER ASSURANCE AND OTHER OBLIGATIONS	25

10. OTHER PROVISIONS	27

SCHEDULE 1 LIST OF SELLERS AND SALE SHARES	35

SCHEDULE 2 DETAILS OF THE COMPANY	36

SCHEDULE 3 IDENTIFICATION OF THE REAL PROPERTY	37

SCHEDULE 4 COMPLETION OBLIGATIONS	44

SCHEDULE 5 COMPLETION ACCOUNTS	48

SCHEDULE 6 WARRANTIES	57

SCHEDULE 7 LIMITATIONS ON LIABILITY	90

SCHEDULE 8 MATERIAL CONTRACTS	93

SCHEDULE 9 DATA ROOM INDEX	96

i

THIS DEED is made on 27 May 2020 between:

(1)	NOVAVAX AB a company incorporated under the laws of Sweden with company registration number 556549-4019, whose registered address is at Kungsgatan 109, 753 18 Uppsala, Sweden (the “Buyer”);
(2)

NOVAVAX, INC., a company incorporated under the laws of Delaware, United States of America and having its principal place of business at 21 Firstfield Road, Gaithersburg, MD 20878, United States America (the “NVAX Guarantor”);

(3)	The persons listed in Schedule 1 (List of Sellers and Sale Shares) (the “Sellers” and each a “Seller”); and
(4)

SERUM INTERNATIONAL BV, a company incorporated under the laws of the Netherlands under RSIN number 851751787 and establishment number 000025173979 with its registered office at Antonie van Leeuwenhoeklaan 9, Bilthoven, 3721 MA, the Netherlands (the “CPG Guarantor”),

(together the “Parties” and each a “Party”).

BACKGROUND

(A)	The Parties desire for the Sellers to sell and the Buyer to acquire the entire issued share capital of the Company (the “Proposed Transaction”).
(B)	In connection with the Proposed Transaction, the Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares (defined below) on and subject to the terms set out herein.
(C)	The CPG Guarantor has agreed to guarantee certain obligations of the Sellers pursuant to this Deed and the other Transaction Documents on the terms and conditions set out in Clause 8 (Guarantee).
(D)	The NVAX Guarantor has agreed to guarantee certain obligations of the Buyer pursuant to this Deed on the terms and conditions set out in Clause 8 (Guarantee).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS
1.1	In this Deed, the expressions set out below shall have the following meanings:

“2019 Accounts” means the audited financial statements of the Company for the 12 month period ending December 31, 2019 including a balance sheet, a profit and loss account with the notes on them, directors’ and auditors’ reports and a cash flow statement, a copy of which is contained in Folder 8.3.3 of the Data Room;

“Accounts” means the 2019 Accounts and the audited financial statements of the Company, comprising the individual accounts of the Company for (i) the 12 month period ending December 31, 2017 and (ii) the 12 month period ending on December 31, 2018, with each respective report including a balance sheet, a profit and loss account with the notes on them, directors’ and auditors’ reports and a cash flow statement, copies of which are contained in Folder 8.3.3  of the Data Room;

“Accounts Date” means December 31, 2019;

“Additional Diligence Request Questions” means the documents dated 18 May 2020, 24 May 2020 and 26 May 2020 containing additional questions of the Buyer and its advisors and additional answers of the Company, the Sellers and their advisors to those questions drafted as a result of the review of the Data Room by the Buyer and its advisors as appended to the Disclosure Letter;

“Adjustment Date” the fifth Business Day following the date on which the Completion Accounts and the Purchase Price Statement are agreed or determined in accordance with Schedule 5 (Completion Accounts).

“Affiliates” means with respect to any person, any other person that Controls, is Controlled by or is under common Control with such person, and in the case of the Sellers, the CPG Guarantor and the Company, a person who is a personally related person (in Czech: osoba blízká) within the meaning of Section 22 of the Czech Civil Code and/or any person connected (within the meaning of sections 1122 and 1123 Corporation Tax Act 2010) to the foregoing persons, and “Affiliates” shall be interpreted accordingly;

“Agreed Form” means a form agreed between the Parties on or prior to the date of this Deed, and for the purposes of identification initialled (or signed) by or on behalf of the Parties;

“Anti-Bribery and Corruption Laws” means legal requirements relating to anti-bribery or anti-corruption (governmental or commercial), which apply to the business and dealings of the Company, including legal requirements that prohibit the corrupt payment, offer, promise or authorisation of the payment or transfers of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage, such as without limitation, the US Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and all national and international legal requirements enacted to implement the OECD Convention Combating Bribery of Foreign Officials in International Business Transactions;

“Articles of Association” means the articles of association of the Company as amended and currently in force as at the date of this Deed;

“Axis Facility Agreement” means the EUR 75,000,000 Secured term loan facility agreement dated 29 January 2018 for the Company arranged by Axis Bank Limited, DIFC Branch;

“Axis Interest Amount” means an amount equal to EUR 310,269.46;

“Axis Principal Amount” means an amount equal to EUR 65,000,000;

“Axis Repayment Amount” means the amount required to repay the Axis Facility Agreement in full pursuant to the terms of the Pay-off Letter;

“Business” means activities related to the construction, refurbishment and/or modification of a facility located in Bohumil, the Czech Republic, for the manufacture of bulk inactivated polio vaccines and related activities;

“Business Day” means any day other than a Saturday, Sunday or any day which is a public holiday in New York, United States of America, the Czech Republic, England and Wales and the Netherlands;

“Business Warranties” means the warranties set out in Schedule 6 (Warranties) other than the Tax Warranties or the Fundamental Warranties;

“Business Warranty Claim” means a claim by the Buyer for a breach of a Business Warranty;

“Company” means Praha Vaccines a.s., a company incorporated under the laws of the Czech Republic with company registration number 060 02 919, whose registered address is at Bohumil 138, 281 63 Jevany, Czech Republic, registered in the Commercial Registered maintained by the Municipal Court in Prague, Section B, Insert 22392;

“Completion” has the meaning given in Clause 3.2;

“Completion Accounts” has the meaning given to such term in Schedule 5 (Completion Accounts);

“Completion Date” means the date on which Completion occurs;

“Completion Payment” means the sum of the Initial Consideration and the Start-up Costs;

“Confidential Information” means all information relating to the Company and/or information which is used in or otherwise relates to the Company and/or the Business, its employees, customers, suppliers or other contractual relationships, or financial or other affairs, including but not limited to any information relating to:

(a)	the Company’s manufacturing facilities including but not limited to its capacity and production lines, personnel, supply chain and other logistical features;
(b)	Know-How (including trade secrets and all technical information in relation to products and processes); and/or
(c)	future projects, business development or planning, commercial relationships “and negotiations;

“Control” means the power to direct the management and policies of a person (directly or indirectly), whether through ownership of voting securities, by contract or otherwise, and the term “Controlled” shall be interpreted accordingly;

“Copyright” means copyright, which includes all rights in computer software and in databases and all rights or forms of protection which have equivalent or similar effect to the foregoing and which subsist anywhere in the world;

“COVID-19 virus” means the 2019 novel coronavirus disease named as such by the World Health Organisation on 11 February 2020;

“Czech Civil Code” means Czech Act No. 89/2012 Coll., the Civil Code, as amended;

“CZK” or “Czech crown(s)” means Czech crowns, being the legal currency of the Czech Republic;

“Data Protection Authority” means any body responsible for enforcing Data Protection Legislation in any jurisdiction in which the Company operates and/or carries out its Business;

“Data Protection Legislation” means all laws relating to data protection and/or the use, protection and privacy of personal data (including, but not limited to, the privacy of electronic communications) which are (or have been) from time to time applicable to the Company including: (i) the General Data Protection Regulation (EU) 2016/679; (ii) European Directive 2002/58/EC; and (iii) all other applicable laws, regulations and secondary legislation implementing each of (i) and (ii), as the case may be, in each case, as amended, replaced, supplemented or updated from time to time and together with any subordinate or related legislation made under or in connection with any of the foregoing, together with all applicable codes of conduct and practice, guidance and opinions relating to data protection and privacy issued in any relevant jurisdiction by, or with the approval of, any supervisory authority or any trade association of which the Company is a member;

“Data Room” means the contents of the electronic data room in respect of the Proposed Transaction hosted by Intralinks as at 3:30 pm local Czech Republic time on 26 May 2020 and contained on the USB to be certified by or on behalf of the Sellers and the Buyer as promptly as practicable after the date hereof and the index of which is appended to the Deed as Schedule 9 (Data Room Index);

“Data Room Comfort Letter” means the letter from Intralinks confirming the date and time that the Data Room was frozen;

“Disclosed” means fairly disclosed in such a manner and in such detail as to enable a reasonable buyer to make an informed and accurate assessment of the nature, scope and extent of the matter concerned and “Disclose” and “Disclosure” shall be construed accordingly;

“Disclosed Information” means the content of the Additional Diligence Request Questions, the content of the Disclosure Letter and the Data Room;

“Disclosure Letter” means the letter dated the date of this Deed from the Sellers to the Buyer, making Disclosures against the Business Warranties and Tax Warranties receipt of which has been acknowledged by the Buyer;

“Due Amount” means the amount (if any) due for payment by the Sellers to the Buyer in respect of a Resolved Claim;

“Effective Time” has the meaning given to such term in paragraph 1.1 of Schedule 5 (Completion Accounts);

“Encumbrance” means a mortgage, pledge, charge (whether fixed or floating), lien, assignment by way of security, liability, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind whatsoever, any right of set-off or counterclaim, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect or any agreement, whether conditional or otherwise to create any of the foregoing;

“Environment” means:

(a)	land, including, without limitation, surface land, sub-surface strata, sea bed and river bed under water (as defined in paragraph (b) below) and natural and man-made structures;
(b)	water, including without limitation, coastal and inland waters, surface waters, ground waters and water in drains and sewers;
(c)	air, including, without limitation, air inside buildings and in other natural and manmade structures above or below ground; and
(d)	any and all living organisms or systems supported by those media, including, without limitation, humans;

“Environmental Consents” means all consents, licences, authorisations, permits, registrations, notifications or other approval required under or in relation to any Environmental Laws;

“Environmental Laws” means all applicable European, national and local laws concerning Environmental Matters including but not limited to regulations, directives, statutes, secondary legislation, statutory guidance, circulars and codes of practice and common law, and also laws, decrees, orders, ordinances, rules, regulations and codes applicable in the Czech Republic and court rulings that have a generally binding effect in the Czech Republic, obligations or requirements applicable in the Czech Republic relating to the protection of or prevention of harm to human health or safety, the environment or natural resources and/or the presence, usage, storage, treatment, clean-up, removal, management, transportation, manufacture, handling, production or disposal of Hazardous Substances;

“Environmental Matters” means all matters relating to pollution, contamination, human health and/or the environment, including but not limited to those maters relating to health and safety, waste, nuisance, discharges, emissions, deposits, disposals and releases to land, air and water, and the sale, import, export, manufacture, use, treatment, storage, handling, deposit, transport or disposal of chemicals, wastes, radioactive substances or any other polluting, dangerous, hazardous or toxic substances or materials or forms of energy;

“Escrow Account” means the designated escrow account or ledger with the Escrow Account Agent which holds the Escrow Amount;

“Escrow Account Agent” means JPMorgan Chase Bank, N.A., or such other financial institution experienced in providing cash escrow services jointly appointed by the Buyer and the Sellers to open an account to hold the Escrow Amount;

“Escrow Account Agreement” means the agreement the Agreed Form between the Buyer, the Sellers and the Escrow Account Agent relating to the operation of the Escrow Account;

“Escrow Amount” means EUR 10,000,000;

“Escrow Release Date” means 30 September 2020;

“Estimated Indebtedness” means the sum of EUR 310,269.46;

“Estimated Liability” means in relation to an Outstanding Claim, the bona fide estimate of the amount of the Sellers’ liability to the Buyer if the Outstanding Claim were to be resolved in the Buyer’s favour, as agreed or determined in accordance with Clause 4.6.2;

“EUR”, “Euro” or “€” means the single currency of the participating members of the European Union that each adopt or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the Economic and Monetary Union;

“Expert” has the meaning given in paragraph 1 of Schedule 5 (Completion Accounts);

“Financial Information” means the unaudited financial information set out in 8.3.3.6 and 8.3.3.7 of the Data Room;

“Fundamental Warranties” means the Warranties set out in paragraphs 1 and 2 of Schedule 6 (Warranties);

“Fundamental Warranty Claim” means a claim by the Buyer for a breach of the Fundamental Warranties;

“Governmental Entity” means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

“Handover Protocol” means a handover protocol in the Agreed Form relating to the transfer of the Sale Shares from the Sellers to the Buyer;

“Hardware” means the computer and data processing systems used by the Company excluding the Software, but including all plant and equipment which may include embedded software or similar processing systems;

“Hazardous Substance” means a natural or artificial substance, organism, preparation, article, material, waste or products, pollutants, contaminants, hazardous waste, other chemical products or toxic, hazardous or noxious pollution (or words of similar import) which (alone or combined with another substance, preparation or article) is or may be harmful to the Environment or a living organism, or which is prohibited, restricted or penalized under Environmental Law;

“Indebtedness” has the meaning given in paragraph 1.1 of Schedule 5 (Completion Accounts);

“Indebtedness Adjustment” means the positive or negative sum found by deducting the Estimated Indebtedness from the Indebtedness;

“Initial Consideration” means the sum of EUR 65,000,000;

“Insolvency Act” means Czech Act No. 182/2006 Coll., on Insolvency and Methods of its Resolution, as amended;

“Intellectual Property Rights” means all intellectual property rights, including (without limitation) patents, supplementary protection certificates, petty patents, utility models, trade marks, database rights, rights in designs, Copyrights and topography rights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights) and all inventions, Know-How, trade secrets, techniques and confidential information, customer and supplier lists and other proprietary knowledge and information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term, and together with any renewals or extensions;

“IT Contracts” means all written and oral agreements or arrangements (including those currently being negotiated at the date of this Deed) under which any third party (including, without limitation, any source code deposit agents) provides or will provide any element of, or services relating to, the IT Systems, including leasing, hire purchase, licensing, maintenance, website hosting, outsourcing, security, back-up, disaster recovery, insurance and services agreements;

“IT Systems” means the Hardware and the Software;

“Know-how” means confidential or proprietary industrial, technical or commercial information and techniques (whether written, unwritten or in any other form and whether confidential or not) including, without limitation, drawings, data relating to inventions, formulae, techniques, specifications, test results, reports, research reports, project reports and testing procedures, shop practices, instruction and training manuals, market forecasts, quotations, lists and particulars of customers and suppliers, marketing methods and procedures;

“Material Contracts” means contracts listed in Schedule 8(Material Contracts);

“Notice” has the meaning given in Clause 10.6;

“NVAX Group” means the Buyer and any other body corporate which is from time to time, a parent undertaking of the Buyer, a subsidiary undertaking of the Buyer or a subsidiary undertaking of a parent undertaking of the Buyer and from Completion shall include the Company, and references to “any member of the NVAX Group” shall be construed accordingly;

“NVAX’s Solicitors” means Ropes & Gray International LLP of 60 Ludgate Hill, London, EC4M 7AW, United Kingdom;

“Open Source Software” means software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed or otherwise made available under a licence which:

(a)

satisfies some or all of the criteria of the Open Source Definition (as published by the Open Source Initiative from time to time and set out at the date of this Deed at http://opensource.org/osd); and/or

(b)

adopts a licensing or distribution model that requires the licensee to publish or otherwise make available to the licensor and/or other licensees the human-readable source code to any modification or derivative work used or created by or on behalf of the licensee;

“Outstanding Claim” means a Relevant Claim that has been notified by the Buyer to the Sellers in accordance with this Deed, but which is not a Resolved Claim as at the Escrow Release Date;

“Pay-off Letter” means the pay-off letter to be dated on the date of this Deed between the Company and Axis Bank Limited, DIFC Branch in the Agreed Form;

“Permit” means a permit, licence, consent, approval, certificate, qualification, specification, registration or other similar authorisation and/or a filing of a notification, report or assessment necessary in any jurisdiction for the proper and efficient operation of the Business, its ownership, possession, occupation or use of an asset;

“Pro-forma Working Capital Statement” the pro-forma statement of the Working Capital of the Company in the form set out in Part B of Schedule 5 (Completion Accounts);

“Property” means the freehold real property of the Company the details of which are set out in Schedule 3 (Identification of the Real Property);

“Public Sources” means the information with respect to the Company which is freely and immediately available online from the following public sources:

(a)	the Czech commercial register (in Czech: obchodní rejstřík) and the Collection of Deeds maintained by the relevant Czech registry court (in Czech: sbírka listin);
(b)	the Czech trade register (in Czech: živnostenský rejstřík);
(c)	the Czech national registry of trademarks, (in Czech: rejstřík národních ochranných známek);
(d)	the Czech domain names registry (CZ-NIC);
(e)	the Czech insolvency register (in Czech: insolvenční rejstřík); and
(f)	the Czech land registry (in Czech: Katastr nemovitostí České republiky)(excluding the Collection of Deeds);

“Purchase Price” means the aggregate purchase price for the Sale Shares, as set out in Clause 4.2;

“Purchase Price Statement” has the meaning given to such term in paragraph 1.1. of Schedule 5 (Completion Accounts);

“Relevant Claim” means a claim under this Deed or any other Transaction Document;

“Resolved Claim” means a Relevant Claim that has been: (a) agreed in writing between the Buyer and the Sellers as to both liability and quantum; (b) finally determined by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the relevant party is debarred (by passage of time or otherwise) from making an appeal and which cannot be amended or modified by way of legal means; or (c) unconditionally withdrawn by the Buyer in writing to the Sellers;

“Restricted Period” means a period of [***] from the Completion Date;

“Sale Shares” means the 20 ordinary certificated registered shares issued by the Company with a nominal value of CZK 100,000 each, the aggregate stated value of CZK 2,000,000, being the entire issued share capital of the Company;

“Sellers’ Group” means the Sellers and any other body corporate which is from time to time a direct or indirect: (i) parent undertaking of any Seller; (ii) subsidiary undertaking of any Seller; or (iii) subsidiary undertaking of a parent undertaking of any Seller; and (iv) any person who is a personally related person (in Czech: osoba blízká) within the meaning of Section 22 of the Czech Civil Code and/or any person connected (within the meaning of sections 1122 and 1123 Corporation Tax Act 2010) to the foregoing persons in (i) to (iii) (inclusive) and any reference to “Sellers’ Group Company” and “any member of the Sellers’ Group” shall be construed accordingly;

“Sellers’ Solicitors” means Bird & Bird s.r.o. advokátní kancelář of Na Příkopě 583/15 110 00 Prague 1, the Czech Republic;

“Software” means all computer programs, including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code form and all documentation, including user manuals relating to the foregoing, used in the Business;

“Start-up Costs” means the sum of EUR 11,696,000;

“Tax” or “Taxation” has the meaning given to “Tax” or “Taxation” in the Tax Deed;

“Tax Authority” has the meaning given to “Tax Authority” in the Tax Deed;

“Tax Claim” means a Tax Warranty Claim or a claim pursuant to the Tax Deed;

“Tax Deed” means the tax deed in the Agreed Form to be entered into between the parties thereto on the date of this Deed;

“Tax Warranty” means any the warranties provided at paragraph 24 of Schedule 6 (Warranties);

“Tax Warranty Claim” means a claim for breach of the Tax Warranties;

“Transaction Documents” means this Deed, the Disclosure Letter, the Tax Deed, the Escrow Account Agreement and any Agreed Form documents and such other ancillary documents as may be required to give effect to the arrangements and agreements set out in this Deed;

“Total Payment” means the aggregate sum of the Purchase Price and the Axis Repayment Amount;

“VAT” means:

(a)	any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)

any other Tax of a similar nature, whether imposed by a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in paragraph (a) above, or imposed elsewhere;

“Warranties” means the Fundamental Warranties, the Business Warranties and the Tax Warranties, in each case, as set out in Schedule 6 (Warranties); and

“Working Capital Adjustment” means the sum of the current assets less current liabilities of the Company as at the Effective Time and shown in the Completion Accounts, calculated on a consolidated basis in accordance with the accounting principles, policies, standards, practices, evaluation rules and estimation techniques specified in this Schedule 5 (Completion Accounts).

1.2	In this Deed a reference to a clause or Schedule, unless the context otherwise requires, is a reference to a clause of or a schedule to this Deed.
1.3	In this Deed, unless otherwise specified:
1.3.1	the word “including” and words of similar import shall mean “including, without limitation,” unless otherwise specified;
1.3.2	words in the singular include the plural and in the plural include the singular and a reference to one gender includes a reference to all genders;
1.3.3

a reference to a statute or a statutory provision is a reference to it as it is in force for the time being taking account of any amendment, extension or re-enactment and includes any subordinate legislation for the time being in force made under it provided that any such amendment, extension or re-enactment does not increase the liability of the Parties under this Deed;

1.3.4

any reference to any document other than this Deed is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Deed) at any time;

1.3.5

any reference to an “undertaking” shall be construed in accordance with section 1161 of the Companies Act 2006 and any reference to a “parent undertaking” or a “subsidiary undertaking” means respectively a “parent undertaking” or “subsidiary undertaking” as defined in sections 1162 and 1173(1) of the Companies Act 2006, save that an undertaking shall be treated for the purposes of the membership requirement in sections 1162(2)(b) and (d) and section 1162(3)(a) as a member of another undertaking even if its shares in that other undertaking are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security;

1.3.6

any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

1.3.7	the obligations of the Sellers under this Deed and the other Transaction Documents to which they are party shall be joint and several.
1.4	The headings in this Deed do not affect its interpretation.
1.5	The preamble and the schedules to this Deed form an integral part thereof.
2.	SALE OF SALE SHARES
2.1	The Sellers shall sell and the Buyer shall buy the Sale Shares on the terms and subject to the terms of this Deed.
2.2

The Sellers shall sell the Sale Shares with full title guarantee free from any Encumbrance and any other third party rights and the Buyer shall purchase the Sale Shares with effect from and including the Completion Date, to the extent that as from that date all rights and advantages accruing to the Sale Shares, including any dividends or distributions declared or paid on the Sale Shares after that date, shall belong to the Buyer.

2.3

The Sellers waive or agree to procure the waiver of any and all rights or restrictions in respect of the Sale Shares that may have been conferred on the Sellers by the Articles of Association or otherwise as may affect the transactions contemplated by this Deed including:

2.3.1	any rights or restrictions of redemption, pre-emption, income, first refusal or transfer it may have with respect to the Sale Shares; and
2.3.2	any rights to acquire or subscribe for any Sale Shares.
3.	COMPLETION
3.1	Simultaneously with the execution of this Deed, the Parties shall procure that the obligations set out in Part A of Schedule 4 (Completion Obligations) have been performed by each of the Parties.
3.2

Immediately following the Parties’ compliance with their respective obligations in Part A of Schedule 4 (Completion Obligations), the sale and purchase of the Sale Shares in accordance with the terms of this Deed (“Completion”) shall take place when the Parties each perform their respective obligations set out in Part B and Part C of Schedule 4 (Completion Obligations) at the offices of the Sellers’ Solicitor or such other place as the Parties may agree.

3.3

Each of the Parties, as appropriate, agrees to perform (or procure the performance of) all such acts and/or to execute and deliver (or procure the execution and delivery of) all such documents, as may be required by law or as may be necessary or reasonably requested by the Buyer or the Sellers for the purpose of (i) completing each of the Transaction Documents in accordance with their terms, and (ii) vesting in the Buyer the full legal and beneficial title to the Sale Shares and otherwise giving the Buyer and the Sellers the full benefit of this Deed and any Transaction Document. Unless otherwise agreed, each Party shall be responsible for its own costs and expenses incurred in connection with the provisions of this Clause 3.

3.4	With effect as of the Completion Date:
3.4.1

the Buyer undertakes to refrain from (and shall procure that the Company and/or any other member of the NVAX Group will refrain from) using, displaying or otherwise referring to any of the logos, names or other markings of any of the Sellers’ Group Companies in any of the NVAX Group’s activities; and

3.4.2

the Sellers undertake to refrain from (and shall procure that other members of the Sellers’ Group will refrain from) using, displaying or otherwise referring to any logos, names or other markings of the Company or any other references to “Praha Vaccines”.

3.5	The Parties hereby expressly agree and acknowledge that from Completion, the Sellers shall not have any obligations relating to the operation of any Material Contracts.
4.	PURCHASE PRICE
4.1	The Purchase Price shall be satisfied in cash and shall be calculated in accordance with this Clause 4.
4.2	The “Purchase Price” shall be the sum of:
4.2.1	the Initial Consideration;
4.2.2	the Start-up Costs;
4.2.3	the Escrow Amount (subject to Clauses 4.6, 4.7.4 and 5 (Escrow));
4.2.4	the Working Capital Adjustment; and
4.2.5	the Indebtedness Adjustment.
4.3

The Completion Payment shall be payable by the Buyer to the Sellers on the Completion Date. All payments to be made to the Sellers under this Deed shall be made in Euro by electronic transfer of immediately available funds to such account(s) of the Sellers or an Affiliate of the Sellers as is/are notified to the Buyer by or on behalf of the Sellers. Payment in accordance with this Clause 4.3 shall be a good and valid discharge of the Buyer’s obligation to pay the sum in question and the Buyer shall not be concerned to see the application of the monies so paid.

4.4	The Escrow Amount shall be calculated and payable in accordance with Clauses 4.6, 4.7.4 and 5 (Escrow).
4.5

The Purchase Price shall insofar as legally permitted be deemed to be reduced by the amount of any payment made to the Buyer for each and any claim under this Deed or a claim under any Transaction Document.

4.6	Escrow Amount
4.6.1

Subject to the terms of this Clause 4.6, Clause 4.7.4 (if applicable) and Clause 5 (Escrow), the Sellers shall be entitled to receive the Escrow Amount on the Escrow Release Date such amount to be satisfied out of, and deducted from, the amount standing to the balance of the Escrow Account from time to time in accordance with Clause 5 (Escrow).

4.6.2	If on the Escrow Release Date:
(a)

a Due Amount (or any part of it) is outstanding, the Buyer shall be entitled (at its sole discretion) to satisfy all (to the extent possible) or part of the Sellers’ liability to pay the Due Amount by way of set-off against the Escrow Amount then payable, and to treat its obligation to pay such Escrow Amount as being reduced pro tanto by the amount so set-off pursuant to this Clause 4.6.2; and/or

(b)

if there is an Outstanding Claim, the Buyer shall be entitled (at its sole discretion) to withhold from the Escrow Amount then payable an amount equal to the Estimated Liability or, if lower, the full amount of the Escrow Amount.

Where the provisions of Clause 4.6.2(b) apply, the Buyer and the Sellers shall use all reasonable endeavours to agree the Estimated Liability in respect the Outstanding Claim as soon as possible and in any event at least five (5) Business Days prior to the Escrow Release Date. If they fail to resolve such matters five (5) Business Days prior to the Escrow Release Date, the Buyer or the Sellers may refer such matter in dispute to an Expert for a resolution in accordance with the procedure set out in paragraph 3 of Schedule 5 (Completion Accounts) mutatis mutandis and the Parties agree that no amounts shall be released from the Escrow Account pending the Expert’s determination of the relevant matter in dispute.

4.6.3	Nothing in this Clause 4.6 shall prejudice, limit or otherwise affect:
(a)	any right or remedy the Buyer may have against the Sellers from time to time, whether arising under this Deed or any other Transaction Documents; or
(b)	the Buyer’s right to recover against the Sellers, whether before or after the payment of the Escrow Amount is made in accordance with this Deed.

4.6.4	Any amount withheld by the Buyer in accordance with this Clause 4.6 shall not be regarded as imposing any limit on the amount of any claims under this Deed or any other Transaction Documents.
4.6.5

If a Due Amount is not satisfied in full by way of set-off under this Clause 4.6, nothing in this Deed shall prevent or otherwise restrict the Buyer’s right to recover the balance from the Sellers and the Due Amount (to the extent not so satisfied) shall remain fully enforceable against the Sellers.

4.7	Determination of the Completion Accounts and the adjustment of the Purchase Price
4.7.1

Following Completion the Parties shall procure that the Completion Accounts and the Purchase Price Statement are prepared and agreed or determined (as the case may be) in accordance with Schedule 5 (Completion Accounts) and shall be final and binding on the Parties in the absence of manifest error or fraud.

4.7.2	Working Capital Adjustment

The following payments shall be made on or before the Adjustment Date:

(a)	the Buyer shall pay, or cause an Affiliate to pay, the Sellers an amount equal to 100 per cent. of the Working Capital Adjustment if the amount is a positive number; or
(b)	the Sellers shall pay, or cause an Affiliate to pay, the Buyer an amount equal to 100 per cent. of the Working Capital Adjustment if the amount is a negative number.
4.7.3	Indebtedness Adjustment

The following payments shall be made on or before the Adjustment Date:

(a)

if the aggregate sum of the Indebtedness as set out in the Purchase Price Statement exceeds the Estimated Indebtedness, the Sellers shall pay, or cause an Affiliate to pay, the Buyer an amount equal to 100 per cent. of the amount by which the Indebtedness set out in the Purchase Price Statement exceeds the Estimated Indebtedness; or

(b)

if the aggregate sum of the Indebtedness as set out in the Purchase Price Statement is less than the Estimated Indebtedness, the Buyer shall pay, or cause an Affiliate to pay, the Sellers an amount equal to 100 per cent. of the amount by which the Estimated Indebtedness set out in the Purchase Price Statement exceeds the Indebtedness.

4.7.4

Any payment due to the Buyer under Clauses 4.7.2 and 4.7.3 shall be made by electronic transfer to such account of the Buyer, an affiliate of the Buyer, or NVAX’s Solicitors as is notified to the Sellers by or on behalf of the Buyer no later than five (5) Business Days before the Adjustment Date and such payment must be made without undue delay, provided that the Buyer may elect in writing that any such amount due to the Buyer from the Sellers pursuant to Clause 4.7.2(b) or Clause 4.7.3(a) may be satisfied by way of set-off against the Escrow Amount which may be due to the Sellers.

4.7.5

Any payment due to the Sellers under Clauses 4.7.2 and 4.7.3 shall be made by electronic transfer to such account(s) of the Sellers or an affiliate of the Sellers as is/are notified to the Buyer by or on behalf of the Sellers no later than five (5) Business Days before the Adjustment Date and such payment must be made without undue delay.

4.7.6

If, at the Adjustment Date, any amount is due for payment by the Sellers to the Buyer in respect of a claim in respect of the Warranties or a claim under any Transaction Document, the Buyer shall be entitled (at its sole discretion) to satisfy all (to the extent possible) or part of the Sellers’ outstanding payment obligation by way of set-off against any amount that is payable by the Buyer under Clause 4.7.2(a) or Clause 4.7.3(b) to treat its obligation to pay that sum as being reduced pro tanto by the amount so set off.

5.	ESCROW
5.1

The Buyer shall pay the Escrow Amount into the Escrow Account on the Completion Date. The Escrow Amount (together with any accrued interest thereon) shall only be applied in accordance with the provisions of Clause 4.6, Clause 4.7.4 (if applicable), this Clause 5 and the terms of the Escrow Account Agreement.

5.2

The Buyer and the Sellers shall procure that, on the Escrow Release Date, the Escrow Amount less than any amounts to be reduced pursuant to Clauses 4.6 and 4.7.4  shall be released to the Sellers in accordance with the terms of the Escrow Account Agreement.

5.3

The receipt by NVAX’s Solicitors or the Sellers of any payment made out of the Escrow Account shall be an absolute discharge of the paying party (and the paying party shall not be concerned to see the application of any such amount thereafter).

5.4

Interest which accrues on the Escrow Account shall (after deduction of any amounts required by law) follow the capital and be released to the Party or Parties entitled thereto contemporaneously with, and proportionately to, the release of the capital. The liability to Tax on any interest on any amount in the Escrow Account shall be borne by the party ultimately entitled to that interest.

5.5	Any payments (including payments of interest) made under this Clause 5 shall be made subject to any deductions or withholdings required by law (if any).
5.6

Fifty per cent. of any fees and/or negative interest rate charge payable to the Escrow Account Agent shall be paid by the Buyer and fifty per cent. of any fees and/or negative interest rate charge payable to the Escrow Account Agent shall be paid by the Sellers. The amount of such fees and negative interest rate charge and their payment are set out in the Escrow Account Agreement.

5.7	The Buyer and the Sellers agree to promptly provide such instructions to the Escrow Account Agent (where relevant in the form specified in the Escrow Account

Agreement), and to take all other actions as shall be necessary to give effect to the provisions of Clause 4 (Purchase Price), this Clause 5 and the terms of the Escrow Account Agreement.

5.8	If at any time following the date upon which the Escrow Amount falls due for payment in accordance with Clause 4.6:
5.8.1	all Outstanding Claims have become Resolved Claims; and
5.8.2	there is a nil balance standing to the credit of the Escrow Account,

the Buyer and the Sellers shall promptly instruct the Escrow Account Agent to close the Escrow Account.

6.	WARRANTIES
6.1	Seller Warranties
6.2	The Sellers warrant to the Buyer that each of the Warranties is true and accurate and is not misleading at the date of this Deed.
6.3	Each Business Warranty and Tax Warranty is given subject to and is qualified by:
6.3.1	any matter or fact which is specifically provided in the Transaction Documents;
6.3.2	to the extent Disclosed, any matter contained in the Disclosure Information;
6.3.3	all matters and information which would be revealed by an inspection or search of the Public Sources on the date of this Deed.
6.4	[***].
6.5	The Fundamental Warranties shall not be qualified in any way and:
6.5.1

are separate and independent and, unless expressly provided to the contrary, are not limited or restricted by reference to or inference from the terms of any other provision of this Deed or any other Warranty; and

6.5.2	shall not in any respect be extinguished or affected by the execution of this Deed and/or Completion,

provided that the Sellers’ aggregate liability for a breach of Fundamental Warranties shall not exceed [***]. The Sellers shall not be liable in respect of a Fundamental Warranty Claim unless written notice of such claim is served upon the Sellers on or before the [***] anniversary of the Completion Date.

6.6

Where any statement in the Warranties is qualified by the expression “to the best of the knowledge, information and belief of the Sellers” or “so far as the Sellers are aware” or any similar expression, the Sellers shall be deemed to have knowledge of:

6.6.1	anything of which any of [***] has knowledge;

6.6.2	anything of which such person ought reasonably to have knowledge given his particular position in, and responsibilities to, the Company; and
6.6.3	anything of which such person would have knowledge had he made due and careful enquiry immediately before giving the Warranties.
6.7	Any claim under the Warranties shall be limited in accordance with Schedule 7 (Limitations on Liability) provided that none of the provisions in Schedule 7 shall apply:
6.7.1

in the case of any fraud, fraudulent misrepresentation, dishonesty or wilful concealment on the part of the Sellers, any member of the Sellers’ Group or the Company or any of their respective agents, officers, board or supervisory board members or employees; or

6.7.2	in relation to any of the Fundamental Warranties.
6.8

Each Seller undertakes to the Buyer that in the event of any claim being made against it arising out of or in relation to any Transaction Document it will not (and will procure no member of the Sellers’ Group will) bring any claim against the Company (or any of its directors, officers, board or supervisory board members, employees, agents or advisors) on which or on whom it may have relied before agreeing to the terms of this Deed and/or the Tax Deed or authorising any statement in the Disclosure Letter.  To the extent that any such claim exists, each Seller irrevocably waives (and shall ensure that each member of the Sellers’ Group shall waive) the right to bring any such claim against or recover any sums the Company (or any of its directors, officers, board or supervisory board members, employees, agents or advisors) in relation to such claim. The Company and any of its directors, officers, board or supervisory board members, employees, agents or advisors may enforce the terms of this Clause 6.8 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided that:

6.8.1	any such third party shall obtain the written consent of the Buyer; and
6.8.2	any such third party shall not be entitled to assign its rights under this Clause 6.8.
6.9	Buyer Warranties

The Buyer warrants to the Sellers that each of the below warranties is true and accurate and is not misleading as at the date of this Deed:

6.9.1

the Buyer has full power and authority (without requiring the consent of any other person) and has taken all necessary corporate (or other) actions and obtained all corporate authorisations and consents to enter into and exercise its rights and perform its obligations under this Deed, together with any of the Transaction Documents to be executed by the Buyer;

6.9.2	this Deed and any of the Transaction Documents to be executed by the Buyer will, when executed, constitute lawful, valid and binding obligations of the Buyer in accordance with their respective terms;

6.9.3	the execution and delivery of this Deed (and any of the Transaction Documents to be executed by the Buyer) and the performance of and compliance with their terms and provisions will not:
(a)	conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which the Buyer is a party or by which it is bound;
(b)	conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court or agency or Governmental Entity; or
(c)

require any consent or approval of, or require any notice to or any registration with, any Governmental Entity that has not been unconditionally and irrevocably obtained or made at the date of this Deed;

6.9.4	the Buyer has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation; and
6.9.5	the Buyer is not insolvent or unable to pay its debts and has not stopped paying its debts as they fall due.
7.	PROTECTION OF GOODWILL
7.1

Each of the Sellers and the CPG Guarantor undertakes to the Buyer and each member of the NVAX Group that save with the prior written consent of the Buyer, it will not and will procure that none of their respective Affiliates will, directly or indirectly during the Restricted Period:

7.1.1

solicit the services of, endeavour to entice away from the Company or employ (or see to solicit the services of, endeavour to entice away from the Company or employ) any officer, director, senior or managerial employee, consultant, service provider or supplier of the Company (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of the Company);

7.1.2

solicit business from any customer or client of the Company for the purpose of providing that customer or client with products and/or services which are the same as or similar to any product and/or services which is was involved in providing to that customer or client at any time in the 12 month preceding the date of this Deed;

7.1.3	interfere or seek to interfere with contractual or other trade relations between the Company and any of its customers, clients and/or suppliers; or
7.1.4

do or say anything which is harmful to the Company’s goodwill as subsisting at the date of this Deed at any time to any person who has dealt with the Company at any time during the 12 months prior to the date of this Deed.

7.2	Notwithstanding the provisions of Clause 7.1, the Buyer agrees and acknowledges that the Sellers and other members of the Seller’s Group are engaged in the business of the manufacture of vaccines and the Sellers and the other members of the Sellers’ Group shall not be prohibited from soliciting the services of, or otherwise contracting with, any suppliers, service providers and/or consultants who supply and/or provide services (as the case may be) to the Sellers’ Group in the ordinary course of the business of the Sellers’ Group without detriment to the Company.

7.3

Each of the Sellers and CPG Guarantor agrees (having taken independent legal advice) that the undertakings contained in Clause 7.1 are reasonable and necessary for the protection of the legitimate interests of the Buyer and the NVAX Group and that these restrictions do not work harshly on it.

7.4

Each of the undertakings contained in Clause 7.1 is a separate undertaking by each of the Sellers and the CPG Guarantor and shall be enforceable by the Buyer (on its own behalf and on behalf of the Company and any other member of the NVAX Group) separately and independently of its right to enforce any one or more of the other covenants contained in Clause 7.1 and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind each Seller and the CPG Guarantor.

7.5

Each of the Buyer, the Sellers and the CPG Guarantor further agree that, without prejudice to any other remedy which may be available to the Buyer, the Buyer shall be entitled to seek injunctive or other equitable relief in relation to any breach or prospective breach of the undertakings in Clause 7.1, it being acknowledged that an award of damages may not be an adequate remedy for such a breach.

8.	GUARANTEE
8.1	The CPG Guarantee and CPG Guarantor Warranties
8.1.1	The CPG Guarantor hereby:
(a)

absolutely, unconditionally and irrevocably guarantees to the Buyer the prompt and full discharge by the Sellers of all of the liabilities and obligations of the Sellers under this Deed (including, without limitation, pursuant to Clauses 2, 3, 6.1, 7 and 9) and any other Transaction Document (the “ CPG Obligations”) in accordance with the terms hereof (the “CPG Guarantee”); and

(b)	agrees that if the Sellers fail to perform and timely discharge all or any of the CPG Obligations, the CPG Guarantor shall, upon demand perform or discharge the same.
8.1.2	The CPG Guarantor acknowledges that the CPG Guarantee is an absolute and unconditional guarantee of payment and performance and not merely of collection.
8.1.3

The CPG Guarantor as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities under this Clause 8 agrees to indemnify and keep indemnified the Buyer in full and on demand from and against all and any losses, cost, claims, liabilities, damages, demands and expenses (including reasonable legal fees) suffered or incurred by the Buyer arising out of, or in connection with, the enforcement of the CPG Guarantee and any failure of the Sellers (or their respective successor in interest) to perform or discharge any of the obligations.

8.1.4

To the fullest extent permitted by law, the CPG Guarantor waives diligence, protest, notice of protest, presentment, demand of payment, notice of dishonour and all other suretyship defences other than the defence of actual payment and/or performance.  No beneficiary of the CPG Guarantee shall be obligated to file any claim relating to the CPG Obligations in the event that any of the Sellers becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure to so file shall not affect the CPG Guarantor’s obligations hereunder.

8.1.5

The CPG Guarantor’s liability under the CPG Guarantee shall not be affected by any waiver, concession, allowance of time, compromise or forbearance given to, or made with, the Sellers (or any successor in interest).

8.1.6

Where an obligation of any of the Sellers has arisen and/or a liability of the Sellers has been incurred and any such obligation or liability remain unsatisfied, the beneficiaries of the CPG Guarantee do not have to pursue any remedy against the Sellers (or its successor in interest) before proceeding against the CPG Guarantor under the CPG Guarantee.  As long as any liability incurred by the Sellers (or their respective successor in interest) to the Buyer guaranteed under the CPG Guarantee remains unsatisfied, the CPG Guarantor shall not, in respect of any payment made or liability arising under the CPG Guarantee, effect (or try to effect) any recovery from the Sellers (or their respective successor in interest), whether by receipt of money, set-off, proof of debt, enforcement of security or otherwise. For the avoidance of doubt, any demand under the CPG Guarantee shall be made after the dispute resolution mechanism available to the Buyer under this Deed against the Sellers has first been exhausted.

8.1.7

The CPG Guarantor agrees that the CPG Guarantee constitutes a continuing guarantee and will remain in full force and effect by way of a continuing security regardless of any intermediate payment for discharge in whole or in part until no sum remains payable (or could be required to be paid) by the Sellers to the Buyer in respect of the CPG Obligations.  The CPG Guarantee may be enforced as many times as may be necessary to enforce the CPG Obligations. Furthermore, the CPG Guarantor’s obligations under the CPG Guarantee are additional to, and not in substitution for, any security or other guarantee or indemnity at any time existing in favour of any person, whether from or by the CPG Guarantor or otherwise and whether in respect of the same or similar obligations or otherwise.

8.1.8	The CPG Guarantor warrants to the Buyer that as at the date of this Deed:
(a)

it has full power and authority (without requiring the consent of any other person) and has taken all necessary corporate (or other) actions and obtained all corporate authorisations and consents to enter into and exercise its rights and perform its obligations under this Deed, together with any of the Transaction Documents to be executed by it;

(b)	this Deed and any of the Transaction Documents to be executed by it will, when executed, constitute lawful, valid and binding obligations on it in accordance with their respective terms.;
(c)	the execution and delivery of this Deed (and any of the Transaction Documents to be executed by it) and the performance of and compliance with their terms and provisions will not:
(i)	conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which it is a party or by which it is bound; or
(ii)	conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court or agency or Governmental Entity;
(d)	it has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation; and
(e)	it is not insolvent or unable to pay its debts and has not stopped paying its debts as they fall due.
8.2	The NVAX Guarantee and NVAX Guarantor Warranties
8.2.1	The NVAX Guarantor hereby:
(a)

absolutely, unconditionally and irrevocably guarantees to the Sellers the prompt and full discharge by the Buyer of the payment obligations of the Buyer in respect of the Purchase Price in accordance with the terms hereof (the “NVAX Obligations”) (the “NVAX Guarantee”); and

(b)	agrees that if the Buyer shall fail to perform and timely discharge all or any of the NVAX Obligations, the NVAX Guarantor shall, upon demand perform or discharge the same.
8.2.2	The NVAX Guarantor acknowledges that the NVAX Guarantee is an absolute and unconditional guarantee of payment and not merely of collection.
8.2.3

The NVAX Guarantor as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities under this Clause 8 agrees to indemnify and keep indemnified the Buyer in full and on demand from and against all and any losses, cost, claims, liabilities, damages, demands and expenses (including reasonable legal fees) suffered or incurred by the Sellers arising out of, or in connection with, the enforcement of the NVAX Guarantee and any failure of the Buyer (or its successor in interest) to perform or discharge any of the obligations.

8.2.4

To the fullest extent permitted by law, the NVAX Guarantor waives diligence, protest, notice of protest, presentment, demand of payment, notice of dishonour and all other suretyship defences other than the defence of actual payment and/or performance.  No beneficiary of the NVAX Guarantee shall be obligated to file any claim relating to the NVAX Obligations in the event that the Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure to so file shall not affect the NVAX Guarantor’s obligations hereunder.

8.2.5

The NVAX Guarantor’s liability under the NVAX Guarantee shall not be affected by any waiver, concession, allowance of time, compromise or forbearance given to, or made with, the Buyer (or any successor in interest).

8.2.6

Where an obligation of any of the Buyer has arisen and/or a liability of the Buyer has been incurred and any such obligation or liability remain unsatisfied, the beneficiaries of the NVAX Guarantee do not have to pursue any remedy against the Buyer (or its successor in interest) before proceeding against the NVAX Guarantor under the NVAX Guarantee.  As long as any liability incurred by the Buyer (or its successor in interest) to the Buyer guaranteed under the NVAX Guarantee remains unsatisfied, the NVAX Guarantor shall not, in respect of any payment made or liability arising under the NVAX Guarantee, effect (or try to effect) any recovery from the Buyer (or its successor in interest), whether by receipt of money, set-off, proof of debt, enforcement of security or otherwise. For the avoidance of doubt, any demand under the NVAX Guarantee shall be made after the dispute resolution mechanism available to the Sellers under this Deed against the Buyer has first been exhausted.

8.2.7

The NVAX Guarantor agrees that the NVAX Guarantee constitutes a continuing guarantee and will remain in full force and effect by way of a continuing security regardless of any intermediate payment for discharge in whole or in part until no sum remains payable (or could be required to be paid) by the Buyer to the Sellers in respect of the NVAX Obligations.  The NVAX Guarantee may be enforced as many times as may be necessary to enforce the NVAX Obligations but the Sellers shall in no event be entitled to seek an amount in excess of the payment obligations of the Buyer in respect of the Purchase Price payable in accordance with the terms of this Deed.  Furthermore, the NVAX Guarantor’s obligations under the NVAX Guarantee are additional to, and not in substitution for, any security or other guarantee or indemnity at any time existing in favour of any person, whether from or by the NVAX Guarantor or otherwise and whether in respect of the same or similar obligations or otherwise. The Parties agree that the NVAX Guarantee shall terminate and cease to have any effect whatsoever in the event the this Deed is terminated (and there is no NVAX Obligation outstanding as at termination), and/or the Purchase Price has been paid by on or behalf of the Buyer.

8.2.8	The NVAX Guarantor warrants to the Sellers that as at the date of this Deed:
(a)

it has full power and authority (without requiring the consent of any other person) and has taken all necessary corporate (or other) actions and obtained all corporate authorisations and consents to enter into and exercise its rights and perform its obligations under this Deed, together with any of the Transaction Documents to be executed by it;

(b)	this Deed and any of the Transaction Documents to be executed by it will, when executed, constitute lawful, valid and binding obligations on it in accordance with their respective terms;
(c)	the execution and delivery of this Deed (and any of the Transaction Documents to be executed by it) and the performance of and compliance with their terms and provisions will not:
(i)	conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which it is a party or by which it is bound; or
(ii)	conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court or agency or Governmental Entity;
(d)	it has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation; and
(e)	it is not insolvent or unable to pay its debts and has not stopped paying its debts as they fall due.
9.	FURTHER ASSURANCE AND OTHER OBLIGATIONS
9.1	Further Assurance

Each Party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as the other Party may reasonably require for the purpose of giving full effect to this Deed and any of the Transaction Documents.

9.2	Sellers’ covenant relating to information requirements

The Sellers acknowledge that NVAX Guarantor is a U.S. public company with its shares listed on the Nasdaq Global Select Market (“Nasdaq”) and subject to various reporting, disclosure and filing requirements under law. The Sellers covenant and agree to cooperate with NVAX Guarantor’s reasonable requests in order to prepare the pro forma financial statements and historical financial statements required to be filed by the NVAX Guarantor with the Securities and Exchange Commission (the “SEC”), in connection with the NVAX Guarantor’s obligations to report the Proposed Transaction on a Current Report on Form 8-K, or as otherwise required or permitted by law.  The Sellers acknowledge that the filings described in this Clause 9.2 necessitate timely cooperation, including cooperation in the performance of incremental audit procedures necessary, by the Sellers to facilitate the execution and filing of an accountant’s consent. The Sellers covenant and agree to promptly cooperate from and after the date hereof to facilitate such actions and to supply the requested information as described in this Clause 9.2. [***]

9.3	Transitional Services

If, within 90 days of the Completion Date, the Buyer identifies any service reasonably required for the operation of the Business and/or the Company’s operations as at

Completion, in each case, that is supplied directly or indirectly by a member of the Seller’s Group prior to Completion or is provided on terms requiring the Company to be a member of the Sellers’ Group (each a “Transitional Service”), the Parties agree and undertake that the Sellers and the Buyer shall promptly negotiate in good faith a transitional services agreement (including a schedule of Transitional Service to be appended thereto which shall include a detailed description of each service, the related service levels and any dependencies, a mechanism for amending the services and adding any additional service that meet the criteria of being a Transitional Service, all related costs (including third party costs) and the methodology for the calculation of them, the duration of the service, which cannot exceed 12 month from the date of the transitional services agreement, the duration of any notice period required to terminate a service, details of a separation plan to allow for the seamless transition of all services).

9.4	Post-Completion filing

Following Completion, the Sellers shall perform (or procure the performance of) all such acts and/or execute and file (or procure the execution and filling of) all such documents, as may be required by law for the purpose of deregistering from respective registers any and all security established over the assets of the Company in connection with the Axis Facility Agreement.

9.5	Buyer Undertaking – Praha Employees and [***]

Each of the Buyer and the NVAX Guarantor undertakes to the Sellers and the CPG Guarantor that save with the prior written consent of the CPG Guarantor, it will not and will procure that no member of the NVAX Group will use in any material respect any Know-how in the possession of any person who is at the date of this Deed an employee of the Company to [***].

9.6	Seller Group Release of the Company

At Completion, the Sellers hereby agree to (and shall procure that each member of the Sellers’ Group shall) fully and irrevocably release and discharge the Company from any and all:

9.6.1	claims, debts, demands and/or any other amounts owing to the Sellers or any member of the Sellers’ Group has or may have against the Company; and
9.6.2	duties, obligations and liabilities that the Company has, or may have, to the Sellers or any member of the Sellers’ Group as at the date of this Deed,

whether arising before, on or after the date of Completion.

9.7	Seller indemnity

The Sellers unconditionally and irrevocably agree, as a continuing obligation, to indemnify and hold the Buyer harmless with respect to any loss which the Buyer or the Company may incur at any time or from time to time from the date of this Deed (whether by way of finally determined damages or settlement) and all reasonable third party costs and expenses (including legal fees), in each case, on a Euro for Euro basis, as a result of any breach of the Data Protection Legislation and all other applicable laws and regulations regulating data protection, privacy or the recording, monitoring or interception of communications, including but not limited to (i) any penalties, fines or other measures imposed on the Company by the relevant Government Entity (including, without limitation, any Data Protection Authority) and (ii) any claims by third parties for damages or compensation relating to data protection and/or privacy matters.

9.8	Post Closing Domain Name transfer

The Seller shall, as soon as reasonably practicable following Completion and in any event within 10 Business Days of notice from the Company, procure that the domain name prahavaccines.cz which as at the date of this Deed is registered in the name of [***] be transferred to and registered in the Company at no cost to the Company or the NVAX Group (the “Domain Name Transfer”). The Sellers undertake to the Buyer to take all such action required to effect the Domain Name Transfer in accordance with the provisions of this Clause 9.8.

9.9	Data Room Post-Completion Deliverable

As promptly as practicable following Completion, the Sellers shall deliver to the Buyer or its nominee a PDF copy of the Data Room Comfort Letter signed by Intralinks delivered by email together with a USB copy of the Data Room.

10.	OTHER PROVISIONS
10.1	Announcements and Confidentiality
10.1.1

No Party to this Deed shall make any public announcements, press releases, communications, circular or disclosures in respect of this Deed or the transactions contemplated hereby without the prior written consent of the Buyer and the Sellers; provided that, this Clause 10.1.1 and Clause 10.1.2 do not apply to public announcements or disclosure: (i)  which is required by applicable law, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body or any other Governmental Entity; (ii) otherwise made by the Buyer or any member of the NVAX Group or any member of the Sellers’ Group in connection with the reporting requirements of the NVAX Guarantor/CPG Guarantor (as relevant) as a public listed company: (w) under applicable laws; (x) by an auditor of any member of the NVAX Group or the Sellers’ Group; (y) under the rules or guidelines of any stock exchange on which the NVAX Guarantor is listed; or (z) in connection with the NVAX Guarantor’s or CPG Guarantor’s communications with its public shareholders and such disclosure is reasonably necessary for the purposes of public communications. Notwithstanding this Clause 10.1.1, the Parties may, subject to the terms and conditions of this Deed, make internal announcements to their respective employees and Affiliates and communicate with Governmental Entities regarding this Deed and the transactions contemplated herein.

10.1.2

Subject to Clauses 10.1.1 and 10.1.3, each Party shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Deed (or any Transaction Document) which relates to:

(a)	the existence and the provisions of this Deed and of any agreement entered into pursuant to this Deed;
(b)	the negotiations relating to this Deed (and any such other agreements);
(c)

(in the case of the Sellers and the CPG Guarantor), any Confidential Information including any information or trade secrets relating to the Business and/or the Company and any other information relating to the business, financial or other affairs (including future plans and targets) of the NVAX Group.

10.1.3	Clause 10.1.2 shall not prohibit disclosure or use of any information if and to the extent:
(a)	the disclosure or use is required to vest the full benefit of this Deed and any transactions contemplated hereby;
(b)	the disclosure or use is required to perform its obligations under this Deed or any agreement entered into pursuant to this Deed;
(c)	the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party or an Affiliate;
(d)	the information is or becomes publicly available (other than by breach of this Deed or any other confidentiality obligation owed by the Parties);
(e)	such disclosure or use is required for the purpose of any judicial or arbitral proceedings arising out of this Deed or any other Transaction Document;
(f)

the disclosure is made to the professional advisers, insurers, auditors or bankers of a Party or (in the case of the Buyer) providers or potential providers financing and their respective professional advisers, in each case, on a need-to-know basis, provided that the recipient is either bound by professional duties of confidentiality or has undertaken to comply with this Clause 10.1.3 in respect of such information as if it were a Party;

(g)

the disclosure is required by applicable law or regulation, by any competent judicial, governmental or regulatory body, or by the rules of any recognised stock exchange provided that, to the extent reasonably practicable and permitted by law, the Party under the obligation to make disclosure shall use its reasonable efforts to notify the other Party before making the disclosure. Each Party agrees that the obligation to notify the other Party pursuant to this Clause 10.1.3(g) shall not apply to any bona fide routine disclosures made to a Governmental Entity pursuant to a process or request not specifically targeted at the other Party; or

(h)	the other Parties have given prior written approval to the disclosure or use.
10.1.4	Each member of the NVAX Group and of the Sellers’ Group may enforce the terms of this Clause 10.1 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.
10.2	Successors and Assigns
10.2.1

This Deed is personal to the Parties and, accordingly, subject to Clauses 10.2.2 and 10.3, neither Party shall be entitled to assign, transfer or create any trust in respect of the benefit or burden of any provision of this Deed, without the prior written consent of the other Parties.

10.2.2

All or any of the Buyer’s rights under this Deed or any of the Transaction Documents which are referred to in this Deed and to which the Company and/or any or all of the Sellers are a party may (notwithstanding any other provisions contained in this Deed or any of the Transaction Documents) be assigned or transferred by the Buyer to or in favour of :

(a)	any other NVAX Group Company (or by any such NVAX Group Company to or in favour of any other NVAX Group Company); and/or
(b)

any person by way of security for borrowings of any NVAX Group Company or by any liquidator, administrator or receiver of any NVAX Group Company or by any other person entitled to enforce such security, and in any such case, the Buyer shall notify in writing the Company and the Sellers accordingly.

10.3	Third Party Rights
10.3.1

Any provision of this Deed which confers a benefit upon any member of the NVAX Group (the “Third Parties”) is intended to be enforceable by the Third Parties under the Contracts (Rights of Third Parties) Act 1999. For the avoidance of doubt, such provisions shall include Clauses 6 (Warranties) and 7 (Protection of Goodwill) of this Deed.

10.3.2	No other provisions of this Deed which confer benefits upon any third party shall be enforceable pursuant to Contracts (Rights of Third Parties) Act 1999 by any such third party.
10.3.3

Notwithstanding the provisions of Clause 10.3.1, the Parties may amend, vary or terminate this Deed in such a way as may affect any rights or beliefs of any Third Party, which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999, without the consent of such Third Party.

10.3.4	Any Third Party entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this Deed may not veto any amendment, variation or termination of this Deed, which is proposed by the Parties and which may affect the rights or benefits of the Third Party.

10.4	Variation
10.4.1	This Deed may be varied only by a document signed by or on behalf of each of the Parties to this Deed.
10.4.2

Except as otherwise expressly provided herein, no amendment, modification or waiver of any of the provisions of this Deed shall be effective against any Party, unless each Party has consented to such amendment, modification or waiver in writing and no course of dealing between the Parties or any delay in exercising any rights hereunder by any of them shall operate as a waiver of any rights.

10.4.3

The rights and remedies under this Deed are cumulative except as expressly provided in this Deed, and not exclusive of any rights and remedies provided by law. No failure or delay by any Party in exercising any right or remedy provided by law or under this Deed shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude it or its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

10.5	Costs

Each Party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this Deed.

10.6	Notices

Any notice or other communication to be given or made under or in connection with this Deed (each a “Notice”) must be given in writing to the Party due to receive such Notice and must be signed by or on behalf of the person giving it.

10.7	Method of Service

A Notice must be served in one of the following ways:

10.7.1	by hand – by hand to the relevant address specified in Clause 10.10; or
10.7.2	by post – by prepaid first-class post to the relevant address specified in Clause 10.10; or
10.7.3	by airmail – by prepaid international airmail to the relevant address specified in Clause 10.10.
10.8	Deemed Delivery

Unless there is evidence that it was received earlier, a Notice is deemed given, as follows:

10.8.1	by hand – upon delivery, if delivered during a Business Day or at the start of the next Business Day, if delivered at any other time; or
10.8.2	by post – at the start of the second Business Day after the date of posting; or
10.8.3	by airmail – at the start of the fourth Business Day after posting.
10.9

In Clause 10.8, “during a Business Day” means any time between 9.30am and 5.30pm on a Business Day based on the local time where the recipient of the Notice is located.  References to “the start of [a] Business Day” and “the end of [a] Business Day” shall be construed accordingly.

10.10	Address for Service

Notices shall be addressed as follows:

10.10.1

notices for the Buyer and the NVAX Guarantor shall be addressed and sent to the address indicated at the front of this Deed, with copies (which of themselves shall not constitute Notice for the purposes of this Clause) to (i) Will Rosen of Ropes & Gray International LLP, 60 Ludgate Hill, London EC4M 7AW, United Kingdom and emailed at the same time to Will.Rosen@ropesgray.com and (ii) Paul Kinsella and Tara Fisher of Ropes & Gray LLP, 800 Boylston Street, Boston, MA 02199-3600, United States of America and emailed at the same time to Paul.Kinsella@ropesgray.com and Tara.Fisher@ropesgray.com; and

10.10.2	notices for the Sellers and CPG Guarantor shall be addressed and sent to the addresses indicated at Schedule 1 (List of Sellers and Sale Shares).
10.11	Change of Details

A Party may change its address for service provided that it gives the other Party not less than 21 days’ prior notice in accordance with this Clause 10.11. Until the end of such notice period, service on either address shall remain effective.

10.12	Agent For Service of Proceedings
10.12.1

Each of the Parties undertakes to ensure that at all times a person with an address in England is appointed as its process agent to receive on its behalf service of any proceedings in respect of any dispute or claim that arises out of or in connection with this Deed or its subject matter or formation (including non-contractual disputes or claims) (the “Process Agent”). Such service shall be deemed completed on delivery to the Process Agent, whether or not it is forwarded to or received by each of the Parties.

10.12.2	At the date of this Deed:
(a)	the Buyer and the NVAX Guarantor have appointed CSC Capital Markets UK Limited of Level 37, 25 Canada Square, Canary Wharf, London, England, E14 5LQ as their Process Agent; and

(b)	the Sellers and the CPG Guarantor have appointed Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London, EC2V 7EX as their Process Agent.
10.12.3

If any such person(s) listed at Clause 10.12.2 above ceases to be able to act as process agent or no longer has an address in England, each of the relevant Parties shall immediately appoint a replacement Process Agent and deliver to the other Parties a notice setting out the new Process Agent’s name and address together with a copy of the new Process Agent’s acceptance of its appointment.

10.12.4	Each of the Parties irrevocably agrees that any proceedings or document served on the Process Agent will be validly served if delivered in accordance with Clauses 10.7 and 10.8.
10.12.5	Nothing contained in this Deed shall affect the right to serve process in any other manner permitted by law.
10.13	Interest

If any of the Sellers or the Buyer default in the payment when due of any sum payable under this Deed or any Transaction Document, its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum of [***] from time to time. Such interest shall accrue day to day.

10.14	Invalidity
10.14.1

If any provision of this Deed or part-provision of this Deed is or becomes invalid, unenforceable or illegal, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Clause shall not affect the validity and enforceability of the rest of this Deed.

10.14.2

If one Party gives notice to the other of the possibility that any provision or part-provision of this Deed is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

10.15	Entire Agreement

This Deed (together with any documents referred to in or required to be entered into pursuant to this Deed, including the Transaction Documents) contains the entire and only agreement and understanding between the Parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Deed and any such document. This Clause 10.15 does not limit or exclude any liability which is a result of fraud, fraudulent misrepresentation, dishonesty or wilful concealment.

10.16	Effect of Completion
10.16.1	Except to the extent that they have been performed and except where this Deed provides otherwise, the obligations contained in this Deed remain in full force and effect after Completion.
10.16.2

The remedies of the Buyer or the Sellers in respect of any breach of the Warranties or warranties under Clause 6.9 (Buyer’s Warranties) and Clause 8.2.8 (Guarantee) (as relevant) shall continue to subsist notwithstanding Completion.

10.17	Other Remedies

Any remedy or right conferred upon the Buyer or the Sellers (as the case may be) for breach of this Deed shall be in addition to and without prejudice to all other rights and remedies available to them except as expressly provided in this Deed.

10.18	Counterparts

This Deed may be executed in any number of counterparts each of which when executed is an original and all of which together shall constitute one agreement.  Any Party may enter into this Deed by executing a counterpart and this Deed shall not take effect until it has been executed by all Parties.

10.19	Governing Law and Submission to Jurisdiction
10.19.1	This Deed and the rights and obligations of the Parties including all non-contractual obligations arising under or in connection with it shall be governed by English law.
10.19.2

Subject to Clause 10.19.3, in the event of any dispute arising out of or in connection with this Deed and/or any non-contractual obligation arising in connection with this Deed (“Dispute”), the Parties will first attempt in good faith to resolve the Dispute by negotiation and consultation between themselves. In the event that such Dispute is not resolved within [***], any Party may, by a notice to the other Parties, have such Dispute referred to the chief executive officers/directors of the Parties, who will attempt in good faith to resolve such Dispute by negotiation and consultation within [***] period following receipt of such notice. Any failure to comply with this Clause 10.19.2 shall not prejudice the claim in question.

10.19.3

Any Dispute which is not resolved within the time period pursuant to Clause 10.19.2 may be referred by any Party to the Courts of England and Wales which shall have the exclusive jurisdiction to settle any Dispute. Notwithstanding the terms of Clause 10.19.2, the Buyer shall at all times be entitled to seek injunctive or other equitable relief in relation to any breach or prospective breach of the undertakings given in favour of the Buyer or a member of the NVAX Group pursuant to the Transaction Documents.

10.19.4	The Parties agree that the Courts of England and Wales are the most appropriate and convenient Courts to settle any Dispute, and, accordingly, that they will not argue to the contrary.

SCHEDULE 1 LIST OF SELLERS AND SALE SHARES

Name	Address of the registered office	Shareholding
Bilthoven Biologicals B.V.	[***]	[***]
Poonawalla Science Park B.V.	[***]	[***]
De Bilt Holdings B.V.	[***]	[***]

SCHEDULE 2

DETAILS OF THE COMPANY

Incorporated:	7 April 2017
Registered Number:	060 02 919
Registered in:	Commercial Register maintained by the Municipal Court in Prague, Section B, Insert 22392
Registered Office:	Bohumil 138, 281 63 Jevany, Czech Republic
Issued share capital:	CZK 2,000,000
Board Members:	[***]
Supervisory Board Members:	[***]
Proxy Holders:	[***]
Auditors:	PricewaterhouseCoopers Audit, s.r.o.
Accounting Reference Date:	December 31
Charges:

Charges over the receivables from insurance contracts, bank accounts, movable assets, Real Property, business enterprise of the Company and the Sale Shares, all established in connection with the Axis Facility Agreement

SCHEDULE 3

IDENTIFICATION OF THE REAL PROPERTY

[***]

COMPLETION OBLIGATIONS

Part A: Sellers’ and Buyer’s Obligations immediately prior to Completion

1.1	The Sellers shall deliver to the Buyer:
(a)	a duly signed copy of this Deed executed by the Sellers and the CPG Guarantor; and
(b)	a copy of the Pay-off Letter duly executed by the parties thereto.
1.2	The Buyer shall deliver to the Sellers a duly signed copy of this Deed executed by the Buyer and the NVAX Guarantor.
1.3

The Buyer shall arrange for the telegraphic transfer by CHAPS of the Axis Repayment Amount to Axis Bank Limited to the Pay-off Account (as defined in the Pay-off Letter) in accordance with the terms of the Pay-off Letter.

Part B: Sellers’ Obligations on Completion

1.	Delivery Obligations
1.1	Share Transfers, Statutory Books, and Documents of Title etc.
(a)

an endorsement each of the share certificates representing the Sale Shares to the Buyer by affixing and executing an endorsement on each of the share certificates together representing the Sale Shares;

(b)	the share certificates representing the Sale Shares owned by the Sellers endorsed in accordance with Clause 1.1(a) above to the Buyer;
(c)	a duly executed counterpart of the Handover Protocol signed by the Sellers under a power of attorney (if applicable);
(d)	as evidence of the authority of each person executing a document referred to in this 1.1 above on the Sellers’ behalf:
(i)

a copy of the minutes of a duly held meeting of the directors of each Seller authorising the execution by each Seller of the document, certified to be a true copy by a director or the secretary of the relevant Seller; or

(ii)	a copy of the power of attorney conferring the authority, certified to be a true copy by a director or the secretary by the Sellers; or
(iii)	such other evidence to the Buyer’s satisfaction of the authority of any person to sign on behalf of the Sellers;
(e)	as evidence of the authority of each person executing a document referred to in this Part B: of Schedule 4 on the CPG Guarantor’s behalf:

(i)

a copy and/or a copy of an extract of the minutes of a duly held meeting of the directors of the CPG Guarantor authorising the execution by the CPG Guarantor of the document, certified to be a true copy by a director or the secretary of the CPG Guarantor; or

(ii)	a copy of the power of attorney conferring the authority, certified to be a true copy by a director or the secretary by the CPG Guarantor; or
(iii)	such other evidence to the Buyer’s satisfaction of the authority of any person to sign on behalf of the CPG Guarantor; and
(f)	the copy of the up-to-date full extract from the Czech commercial register (in Czech: obchodní rejstřík) in respect to the Company;
1.2	Resignation Letters and Associated Matters
(a)

resignation letters in the Agreed Form executed as deeds by the members of the Board of Directors and Supervisory Board of the Company (other than such individuals as nominated by the Buyer in writing), in each case acknowledging that the officer in question has no claim against the Company for compensation for loss of office or otherwise;

(b)	any property in the possession of any officer or employee of the relevant Company resigning at Completion;
1.3	Transaction Documents
(a)	the Disclosure Letter duly executed by the Sellers;
(b)	the Tax Deed duly executed by the Sellers;
(c)	the Escrow Account Agreement duly executed by the Sellers;
(d)

a declaration by each Seller stating: (a) that it has waived the right to all claims (existing and conditional) against the Company; (b) that it has not assigned any claims against the Company to third parties; and (c) all contracts and agreements entered into by and between the Company and the Sellers or between the Company and any Affiliates of the Sellers have been terminated, provided such contracts or agreements have been concluded (unless agreed otherwise by the Parties with respect to particular contracts), in the Agreed Form.

Part C: the Buyer’s Obligations on Completion

Upon compliance by each Seller with its obligations set out in Part B:  of this Schedule 4 to the satisfaction of the Buyer, the Buyer shall:

1.	pursuant to Clause 4.3, at Completion, arrange for the telegraphic transfer by CHAPS of the Completion Payment to the Sellers at:
(a)

in respect of EUR 42,012,151.80  of the Completion Payment payable to De Bilt Holdings B.V., [***] in respect of EUR 19,096,432.64  of the Completion Payment payable to [Bilthoven Biologicals B.V., [***]; and

(b)	in respect of EUR 15,277,146.11 of the Completion Payment payable to Poonawalla Science Park B.V. [***];

delivery of which shall discharge the Buyer from its obligation to pay such amount of the Purchase Price to the Sellers;

2.	pursuant to Clause 5.1, arrange for the telegraphic transfer by CHAPS of the Escrow Amount into the Escrow Account;
3.	deliver to the Sellers the Escrow Account Agreement duly executed by the Buyer and the Escrow Account Agent;
4.	deliver to the Sellers a signed acknowledgment of the Disclosure Letter;
5.	deliver to the Sellers the Tax Deed duly executed by the Buyer;
6.	take delivery of the share certificates representing the Sale Shares endorsed in accordance with paragraph 1.1(b) of Part B: of this Schedule 4 above from the Sellers;
7.	execute and deliver to the Sellers a counterpart of the Handover Protocol signed by the Buyer;
8.	as evidence of the authority of each person executing a document referred to in this Part C: of Schedule 4 on the Buyer’s behalf:
(a)

a copy of the minutes of a duly held meeting of the directors of the Buyer authorising the execution by the Buyer of the document, certified to be a true copy by a director or the secretary of the Buyer; or

(b)	a copy of the power of attorney conferring the authority, certified to be a true copy by a director or the secretary by the Buyer; or
(c)	such other evidence to the Sellers’ satisfaction of the authority of any person to sign on behalf of the Buyer; and
9.	as evidence of the authority of each person executing a document referred to in this Part C: of Schedule 4 on the NVAX Guarantor’s behalf:
(a)	a copy and/or a copy of an extract of the minutes of a duly held meeting of the directors of the NVAX Guarantor authorising the execution by the NVAX

Guarantor of the document, certified to be a true copy by a director or the secretary of the NVAX Guarantor; or

(b)	a copy of the power of attorney conferring the authority, certified to be a true copy by a director or the secretary by the NVAX Guarantor; or
(c)	such other evidence to the Sellers’ satisfaction of the authority of any person to sign on behalf of the NVAX Guarantor.

SCHEDULE 4

COMPLETION ACCOUNTS

Part A: Preparation, Delivery and Agreement

1.	Definitions
1.1	The definitions in this paragraph apply in this Deed:

“Completion Accounts” means the statement of the Working Capital Adjustment and the Indebtedness (including the notes thereon), as prepared and agreed or determined (as the case may be) in accordance with this Schedule 5;

“Dispute Notice” has the meaning set out in paragraph 2.3 of this Schedule;

“Draft Documents” has the meaning set out in paragraph 2.1 of this Schedule;

“Effective Time” means 11:59pm (UK time) on the Business Day before the Completion Date;

“Expert” means a member of an independent firm of chartered accountants of international repute appointed in accordance with paragraph 3 of this Schedule to resolve any dispute arising between the Parties in connection with the preparation of the Completion Accounts and/or the Purchase Price Statement;

“Indebtedness” means, in relation to the Company, other than current liabilities taken into account in the calculation of the Working Capital Adjustment and the Axis Principal Amount in relation to the Company, the aggregate amount of borrowings and any other financial indebtedness in the nature of borrowing (in each case, including the principal amount and any accrued and unpaid interest, any contingent obligations and fees, costs and expenses owed by the Company or relating to any such obligations), including (without double counting):

(a)	borrowings from any bank, financial institution or other entity other than the Axis Principal Amount;
(b)	indebtedness arising under any bond, note, loan stock, debenture, commercial paper, other securities or similar instrument;
(c)	reimbursement obligations with respect to letters of credit, bankers’ acceptances performance bonds, sureties or similar obligations or facilities;
(d)

payment obligation under any interest rate swap agreement, forward rate or sales agreement, futures, options, interest rate cap or collar agreement or other hedging arrangement (including financial agreements or arrangements entered into for the purpose limiting or managing interest rate risk);

(e)	receivables sold or discounted (otherwise than on a non-recourse basis);
(f)

all accrued but unpaid income Taxes of the Company (taking into account any estimated Taxes paid) and any deferred Taxes in respect of income, revenue, payments including to employees that is attribute to periods beginning prior to the Completion;

(g)	the amount of any liability in respect of any guarantee or counter-indemnity obligation, endorsements or assumptions;
(h)

indebtedness for borrowed money secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrances on property owned by the Company, whether or not indebtedness secured thereby shall have been assumed;

(i)

money raised pursuant to any factoring arrangement, debenture, bond, note, loan stock, standby or documentary letter of credit or other similar instrument, or any amount raised by acceptance under any acceptance credit facility;

(j)

obligations incurred, issued and/or assumed under any conditional sale, title retention, forward sale or purchase or any similar agreement or arrangement creating obligations incurred, issued and/or assumed with respect to the deferred purchase price of property, services or assets (other than customary trade credit given in the ordinary course of trading);

(k)	any provision for loss contracts whether or not accrued in accordance with accounting standards;
(l)	indebtedness under any hire purchase agreement or finance lease (whether for land, machinery, equipment or otherwise) or similar arrangement which is a liability under accounting standards;
(m)	any obligations with respect to vendor advances or any other advances made to the Company including deferred revenue liabilities;
(n)	any indebtedness for monies borrowed or raised under any other transaction that has the commercial effect of borrowing;
(o)

pension liabilities, deferred compensation liabilities and liabilities arising from accrued but unpaid bonuses (including any profit-sharing bonuses) or commissions, fees and other amounts due to a Governmental Entity or any other persons in connection with the foregoing;

(p)	all payables by the Company to (i) any of the Company’s directors, employees, officers or Affiliates or (ii) any shareholders of the Sellers or a member of the Sellers’ Group;
(q)	customer deposits or any identified shortfalls in inventory owned by a customer and held by the Company on behalf of such customer;
(r)

(i) all fees and expenses incurred by or on behalf of the Company in connection with the negotiation and execution of this Deed and the other Transaction Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including (x) the fees and expenses of all investment bankers, lawyers or professional advisors for services in connection with the transactions contemplated hereunder and thereunder and (y) any amount required to be paid to a third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby; (ii) all success, retention, stay, change of control or similar obligations payable to any employee or director upon, as a result of, or where one of the conditions to payment is, the consummation of the transactions contemplated hereunder (regardless of whether such bonuses or other obligations are paid prior to, on or after the Completion Date, it being understood that such obligations shall be deemed incurred prior to Completion and regardless of whether such payments are single trigger or double trigger) including, in each case, all liabilities and obligations of the Company for the payment of, or with respect to, Taxes (including any income or employment Taxes, including the employer portion of any payroll Taxes) and other fees and expenses (including workers’ compensation and administrative fees) related to any of the foregoing;

(s)	unaccrued leave (including sick leave);
(t)

all unpaid accrued interest on any borrowings or indebtedness referred to in the paragraphs above, together with any prepayment premiums, make-whole,  or other penalties, costs, fees, expenses, breakage costs or other obligations arising (or which would arise) in connection with the repayment of any such borrowings, indebtedness or obligations on the Completion Date, including, for the avoidance of doubt, the Axis Interest Amount; and

(u)	any prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing.

in each case as at the Effective Time and shown in the Completion Accounts, calculated on a consolidated basis in accordance with the accounting principles, policies, standards, practices, evaluation rules and estimation techniques specified in this Schedule 5;

“Purchase Price Statement” means the statement setting out the amount of the Working Capital Adjustment and Indebtedness shown in, or derived from, the Completion Accounts, together with the resulting calculation of the Purchase Price, and as prepared and agreed or determined (as the case may be) in accordance with this Schedule;

“Resolution Period” has the meaning set out in paragraph 2.6 of this Schedule;

“Review Period” means the period of [***] commencing on the first Business Day after the day on which the Sellers receive the Draft Documents from the Buyer in accordance with paragraph 2.1 of this Schedule; and

“Specific Policies” has the meaning set out in Part D of this Schedule.

1.2	Any period of time specified in this Schedule may be extended by agreement in writing between the Sellers and the Buyer.
2.	Preparing the Completion Accounts and Purchase Price Statement
2.1	As soon as practicable following Completion but in any event within 75 calendar days after the Completion Date, the Buyer shall prepare and deliver to the Sellers for review draft Completion Accounts and the Purchase Price Statement on the basis of the requirements, accounting policies and accounting methods set out in Part C of Schedule 5 and in the same (or substantially the same) format as the Pro-forma Completion Accounts (together the “Draft Documents”).

2.2

Following Completion, the Sellers shall promptly provide the Buyer (and its agents or advisers) with access to such of its information, books and records as the Buyer (or its agents or advisers) may reasonably require in connection with the preparation of the Draft Documents.

2.3

No later than [***], the Sellers shall serve a written notice on the Buyer stating whether or not they agree with the Draft Documents. In the case of any disagreement, the notice (“Dispute Notice”) shall specify in reasonable detail each matter or item in dispute and, to the extent practicable, any adjustments which the Sellers consider should be made to the Draft Documents.

2.4

During the Review Period, subject to the Sellers complying with any hold harmless or similar requirements of the Buyer or its accountants in connection with the release of such working papers to the Seller and subject to the Buyer’s or the NVAX Group’s legal privilege, the Buyer shall upon reasonable notice and during normal business hours, permit the Sellers (and their agents or advisers) to access and review the Buyer’s working papers relating to the preparation of the Draft Documents and such books and records of the Company as the Sellers (or their agents or advisers) may reasonably require for the purpose of reviewing the Draft Documents.

2.5	If, during the Review Period, the Sellers:
(a)

serve a written notice on the Buyer confirming their agreement with the Draft Documents, they shall, with effect from the date of service of such notice, constitute the Completion Accounts and the Purchase Price Statement and shall be final and binding on the Parties; or

(b)

fail to serve a Dispute Notice, the Draft Documents shall, with effect from the expiry of the Review Period, constitute the Completion Accounts and the Purchase Price Statement and shall be final and binding on the Parties.

2.6

If the Sellers serve a Dispute Notice in accordance with paragraph 2.3 of this Schedule, the Parties shall, during the period of [***] commencing on the date of service of the Dispute Notice (“Resolution Period”), seek in good faith to reach agreement on the disputed matters. If, before the Resolution Period expires, the disputed matters are:

(a)

resolved by the Parties in writing, the Draft Documents (revised as necessary to reflect the Parties’ agreement) shall constitute the Completion Accounts and the Purchase Price Statement, and shall be final and binding on the Parties with effect from the date of their agreement; or

(b)	not resolved by the Buyer and the Sellers in writing, then at any time following the expiry of the Resolution Period either party may, by written notice to the other, require the disputed matters to be referred to an Expert for determination in accordance with paragraph 3 of this Schedule.

2.7	[***]
3.	Expert Determination
3.1

If a notice is served by either party pursuant to paragraph 2.6(b) of this Schedule, the Parties shall use all reasonable endeavours to reach agreement regarding the identity of the person to be appointed as the Expert and to agree terms of appointment with the Expert.

3.2

If the Parties fail to agree on an Expert and their terms of appointment within [***] of either Party serving details of a proposed Expert on the other, then either Party shall be entitled to request the President for the time being of the Institute of Chartered Accountants of England and Wales to appoint the Expert and to agree the terms of appointment on behalf of the Parties.

3.3

Except for any procedural matters, or as otherwise expressly provided in this Schedule, the scope of the Expert’s determination shall be limited to determining the unresolved matters in the Dispute Notice relating to:

(a)	whether the Draft Documents have been prepared in accordance with the requirements of this Schedule;
(b)	whether any errors have been made in the preparation of the Draft Documents; and
(c)	any consequential adjustments, corrections or modifications that are required in order for the Draft Documents to have been prepared in accordance with the requirements of this Schedule.
3.4

The Buyer and the Sellers shall co-operate with the Expert and shall provide such assistance and access to such documents, personnel, books and records as the Expert may reasonably require for the purpose of making their determination.

3.5

The Buyer and the Sellers shall be entitled to make submissions to the Expert including oral submissions and each of the Buyer and the Sellers shall, with reasonable promptness, supply the other party with all such information and access to its documentation, books and records as the other Party may reasonably require in order to make a submission to the Expert in accordance with this paragraph.

3.6

To the extent not provided for in this paragraph 3, the Expert may in their reasonable discretion determine such other procedures to assist with the conduct of their determination as they consider just or appropriate including (to the extent they consider necessary) instructing professional advisers to assist in reaching their determination.

3.7	Unless otherwise agreed by the Parties, the Expert shall be required to make their determination in writing (including reasons for their determination) and to provide a copy to each party as soon as reasonably practicable and in any event within [***] of their appointment.

3.8	All matters under this paragraph 3 shall be conducted, and the Expert's decision shall be written, in the English language.
3.9	The Expert shall act as an expert and not as an arbitrator. Save in the event of manifest error or fraud:
(a)	the Expert's determination of any matters referred under this Schedule shall be final and binding on the Parties; and
(b)

the Draft Documents, subject to any adjustments, corrections or modifications that are necessary to give effect to the Expert's determination, shall constitute the Completion Accounts and the Purchase Price Statement for the purpose of this Deed.

3.10	If an appointed Expert becomes unwilling or incapable of acting, or does not deliver their determination within the period required by this paragraph 3:
(a)	the Buyer and the Sellers shall use their respective reasonable endeavours to agree the identity and terms of appointment of a replacement Expert;
(b)

if the Buyer and the Sellers fail to agree and appoint a replacement Expert within [***] of a replacement being proposed in writing by one Party, then either Party may apply to the President for the time being of the Institute of Chartered Accountants of England and Wales to discharge the appointed Expert and to appoint a replacement Expert; and

(c)	this paragraph 3 shall apply in relation to each and any replacement Expert as if they were the first Expert appointed.
3.11	The Parties shall act reasonably and co-operate to give effect to the provisions of this paragraph 3 and shall not do anything to hinder or prevent the Expert from making a determination.
(a)

[***] incurred in connection with the Expert's determination pursuant to this paragraph 3. The Expert's fees and any costs or expenses incurred in making their determination (including the fees and costs of any advisers appointed by the Expert) shall be borne [***] or in such other proportions as the Expert may direct.

Part B: Pro-forma Completion Accounts

1.	[Working Capital]

The following specific accounting policies shall be applied in calculating the Working Capital:

1.1. Current assets of the Company for the purpose of calculating Working Capital Adjustment shall be:

a)	all unrestricted cash or cash which will become unrestricted at Completion and cash equivalents; EUR [ ]
b)	prepaid expenses to those only of benefit to the Buyer; EUR [ ]
c)	non-obsolete inventory (does not include spares); and EUR [ ]
d)	collectible accounts receivables and any other receivables (including goods and services);

EUR [ ]

1.2. Current liabilities of the Company for the purposes of calculating the Working Capital Adjustment shall include:

a)	short term debt; EUR [ ]
b)	accrued liabilities; EUR [ ]
c)	accounts payable; EUR [ ]
d)	deferred revenue (including customer advance payments and/or deposits); and EUR []
e)	accrued Taxes and accrued expenses. EUR [ ]

Working Adjustment Amount EUR [ ] being an amount equal to the current assets less the current liabilities

Part C: Basis of Preparation of the Completion Accounts

General Requirements

The provisions of Part B and Part D and this Part C of this Schedule 5 shall apply for the purposes of preparing the Completion Accounts. The draft Completion Accounts shall:

1.

be prepared in accordance with the specific items, accounting policies and principles (if any) set out in Part D of this Schedule 5, so that, in the case of any conflict, such policies and principles shall override the provisions of paragraphs 2 and 3;

2.

subject to paragraph 1, be prepared in accordance with the relevant accounting policies, principles, practices and procedures adopted by the Company in the preparation of the Accounts, so that, in the case of any conflict, such policies, principles, practices and procedures shall override the provisions of paragraph 3;

3.

where none of the accounting policies, principles, practices or procedures referred to in paragraphs 1 and 2 deal with the matter, be prepared or determined in accordance with Czech GAAP consistent with past practice and the basis on which the 2019 Accounts were prepared to the extent reflected in the Completion Accounts as at the Accounts Date;

4.

exclude any effects of the change in control or ownership of the Company contemplated by this Deed and shall not reappraise the value of any of the assets of the Company as a result of such change in control or ownership; and

5.	be prepared on a going concern basis and take no account of post-balance sheet events occurring or information becoming available more than 75 calendar days after Completion.

Part D: Specific Policies

SCHEDULE 5

WARRANTIES

1.	Capacity and Authority of the Sellers
1.1

The Sellers have full power and authority (without requiring the consent of any other person) and has taken all necessary corporate (or other) actions and obtained all corporate authorisations and consents, to enter into and exercise its rights and perform its obligations under this Deed, together with any of the Transaction Documents to be executed by the Sellers.

1.2

This Deed and any of the Transaction Documents to be executed by the Sellers will, when executed, constitute lawful, valid and binding obligations of the Sellers in accordance with their respective terms.

1.3	The execution and delivery of this Deed (and any of the Transaction Documents to be executed by the Sellers) and the performance of and compliance with their terms and provisions will not:
(a)

conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which any of the Sellers or the Company is a party or by which it or the Company is bound or of the Articles of Association;

(b)	conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court or agency or other Governmental Entity; or
(c)

require any consent or approval of, or require any notice to or any registration with, any Governmental Entity that has not been unconditionally and irrevocably obtained or made at the date of this Deed.

1.4	Each of the Sellers and the Company has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation.
1.5	None of the Sellers or the Company is a party to any agreement or bound by any obligation, the terms of which will prevent the Buyer from enjoying the full benefit of this Deed.
1.6	Each Seller is not insolvent or unable to pay its debts and has not stopped paying its debts as they fall due.
2.	The Sale Shares and Share Capital
2.1

The Sale Shares referred to in Schedule 2 (Details of the Company) represent 100% of the Company’s registered capital, have been duly issued and there are no shares in the capital of the Company that are allotted but not issued.

2.2	All of the Sale Shares are fully paid or credited as fully paid, and have been properly allotted and issued.
2.3	The Sellers are the sole legal and beneficial owners of that number of Sale Shares set opposite their respective names in Schedule 1 (List of Sellers and Sale Shares) and such

Sale Shares are free from all Encumbrances. With respect to the proprietary right of the Sellers to the Sale Shares, there are no outstanding claims against the Sellers or the Company or disputes over the proprietary rights or otherwise of the Sale Shares on the part of the previous owners or third parties that might affect the ability of the Sellers to sell and transfer the Sale Shares.

2.4

Save only as provided in this Deed, there are no agreements or arrangements in force which call for the present or future creation, allotment, issue, transfer, redemption or repayment of, or grant to any person the right (whether exercisable now or in the future and whether conditional or not) to call for the creation, allotment, issue, transfer, redemption or repayment of, any share capital of the Company (including by way of option or under any right of conversion or pre-emption).

2.5

Neither the Sellers nor the Company have agreed or are obligated to transfer or in any other way dispose of the whole or part of the Sale Shares to any third party except for the Buyer nor has it agreed or is it obligated to transfer the Sale Shares to a trust (in Czech: svěřenský fond) or a similar legal vehicle.

2.6

The Sellers are entitled to exercise 100 percent of voting rights in the general meeting of the Company or outside the same and is entitled to 100 percent share in the profit generated by the Company and all other rights of the sole holder of the Sale Shares under the applicable legal regulations and the Company’s Articles of Association, all that without any limitation.

2.7

No approval, consent, licence or notice from or to any Governmental Authority is necessary to ensure the validity, enforceability or performance of the obligations of the Sellers under this Deed or to effect Completion, including the transfer of the Sale Shares to the Buyer, other than as set out in this Deed.

2.8

All the rights associated with the Sale Shares under the relevant legal regulations and the Articles of Association are attached to the Sale Shares and no division of individually transferable rights has occurred.

2.9	No decision of the general meeting of the Company (or decision of a sole shareholder of the Company) has been made which would approve a change in type or form of the Sale Shares.
2.10	The Company has not, at any time:
(a)

repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce any class of its issued share capital or purchased any of its own shares or carried out any transaction having the effect of a reduction of capital; or

(b)	made, or resolved or agreed to make, any issue of shares or other securities by way of capitalisation of profits or reserves.

3.	Constitution and Statutory Book and Reports
3.1	Articles of Association

The copy of the Articles of Association delivered to the Buyer by or on behalf of the Sellers is accurate and complete and sets out in full the rights and restrictions attaching to the share capital of the Company.

3.2	Statutory Books

To the extent required by applicable law, the statutory books (including all registers and minute books) of the Company have been properly kept and are up to date, in its possession and contain a complete and accurate record of the matters which are required in accordance with the law and the Company has not received any notice or allegation that any of them is incorrect or incomplete or should be rectified.

3.3	Filings

All resolutions, annual returns, filings, registrations, notifications and applications and other documents required to be delivered by the Company to the Commercial Register or to any other governmental or regulatory body or to any local authority have been properly prepared and filed and are true and complete.

3.4	Intra Vires

The Company has the power to carry on the Business and/or its operations as now conducted and the Business and its operations has at all times been carried on intra vires.

3.5	Powers of Attorney

The Company has not executed any power of attorney or conferred on any other person other than its directors, officers and employees any authority to enter into any transaction on behalf of or to bind the Company in any way, and no such power of attorney remains in force or was granted or conferred within the three years prior to the date of this Deed.

4.	Subsidiaries and Associated Companies
4.1	The Company does not have, and has never had and has not agreed to acquire any interest in any subsidiaries or subsidiary undertakings.
4.2

The Company has no associated companies, an associated company being an entity (other than a subsidiary undertaking) in which the Company has a participating interest, being a beneficial interest in a holding of more than 20 per cent. of the shares of such entity, and over whose operating and financial policies the Company exercises a significant influence, in particular in terms of its policy decisions relating to the expansion or contraction or activities of the business determining the balance between dividend and reinvestment.

4.3

The Company does not own any shares or stock in the capital of nor has any beneficial or other interest in any company or business organisation of whatever nature nor does it control or take part in the management of any other company or business organisation.

4.4	The Company does not have any branch, division, agency, place of business, operation, or substantial assets outside of its country of incorporation.

5.	Directors and Shadow Directors
5.1	The only board and supervisory board members of the Company are the persons whose names are listed in Schedule 2 (Details of the Company).
5.2	The Company does not have any liability as a former member, director, officer or shadow director of any body corporate or otherwise, nor are there circumstances in which such liability could arise.
5.3	No person is or has been a shadow director of the Company.
6.	Related Party Arrangements
6.1	The Company is not a party to any agreement or arrangement with any Seller, any of the Sellers’ Affiliates or any member of the Sellers’ Group.
6.2	The Company does not use any assets owned by, or facilities or services provided by any Seller, any of the Sellers’ Affiliates or any member of the Sellers’ Group.
6.3

The Company is not, nor would be, liable to any Seller, any of the Sellers’ Affiliates or any member of the Sellers’ Group as a result of or in connection with the termination of any agreement or arrangement with such persons.

7.	Information
7.1	Schedules

The facts stated in Schedule 2 (Details of the Company) are true and accurate in all respects.

8.	Accounts
8.1	General
(a)

The Accounts have been prepared and audited on a proper and consistent basis, in accordance with the law and applicable standards, principles and practices generally accepted in the country of its incorporation.

(b)

No change in accounting policies has been made in preparing the accounts of the Company for each of the last four financial years of the Company ended on the Accounts Date, except as stated in the audited balance sheet and profit and loss accounts for those years.

(c)

The Accounts show a true and fair view of the assets, liabilities and state of affairs of the Company as at the Accounts Date and of the profits and losses of the Company for the financial year ended on the Accounts Date.

8.2	Historical Trends

The profits and losses of the Company shown by the 2019 Accounts and by the audited accounts of the Company for the three preceding accounting periods and the trend of profits and losses shown in such audited accounts have not (save to the extent clearly disclosed in such audited accounts) been affected to a material extent by any non-recurring, exceptional or short-term items (including, but not limited to, any pension contribution holiday or any rental or other outgoing at below market rates) or by any other matter which has rendered such profits or losses unusually high or low.

8.3	Fixed Assets

The value of all of the fixed assets of the Company as shown in the Accounts is at cost less depreciation.  The depreciation of the fixed assets of the Company has been made at a rate sufficient to write down the value of such assets to nil by not later than the end of their useful working lives and no fixed asset has attributed to it a value exceeding its current market value as at the Accounts Date and there has been no revaluation of such fixed assets since their acquisition.

8.4	Stock

In the 2019 Accounts:

(a)	stock was valued in the same way as in the audited accounts of the Company for the three preceding financial years and on the basis of the lower of cost or net realisable value; and
(b)	all redundant and obsolete stock was written-off and all slow-moving and damaged stock was written down appropriately.
8.5	Liabilities

The 2019 Accounts make proper provision, reserve or note (as appropriate) for:

(a)	all bad and doubtful debts;
(b)	all liabilities and obligations (whether actual, contingent or otherwise); and
(c)	all capital commitments,

of the Company.

8.6	Off-balance Sheet Financing

The Company is not engaged in any financing (including the incurring of any borrowing or any indebtedness in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the 2019 Accounts.

8.7	Accounting Records

All books of account and other records of the Company (including any which it may be obliged to produce under any contract now in force) have been kept on a consistent basis, are up to date, are in its possession, and are true and complete in accordance with the law and applicable standards, principles and practices generally accepted in the country of its incorporation.

8.8	Accounting Reference Date

The accounting reference date of the Company under its applicable law is, and during the last six years has always been 31 December.

8.9	The Financial Information

The Financial Information:

(a)	have been prepared with due care and attention, and on a consistent basis with historic management accounts and/or historic financial information of a similar type of the Company; and
(b)	show with reasonable accuracy the:
(i)	assets and liabilities (whether present or future, actual or contingent) and the state of affairs and financial position as at the date to which they have been prepared; and
(ii)	profits/losses for the period in respect of which they have been prepared,

of the Company, but it is acknowledged that they are not prepared on a statutory basis and are subject to normal and recurring year-end adjustments and the absence of notes.

8.10	Net Assets

The value of the net assets of the Company at the date of this Deed is not less than the value of the net assets of the Company as shown in the 2019 Accounts (determined on the same bases and in accordance with the same accounting policies as those adopted for the purpose of preparing the Accounts but excluding any revaluations since the Accounts Date).

8.11	Provision for Tax

The Accounts reserve or provide in accordance with applicable standards, principles and practices generally accepted in the Czech Republic for all Tax liable to be assessed on the Company, or for which it is or may become accountable, for all periods starting on or before the Accounting Date (whether or not the Company has or may have a right of reimbursement against another person).  The Accounts reserve in accordance with applicable standards and practices generally accepted in the Czech Republic for all contingent or deferred liabilities to Tax for all periods starting on or before the Accounts Date.

9.	Business since the Accounts Date
9.1	General

Since the Accounts Date:

(a)	the Company has carried on its operation and/or its business prudently and in the ordinary and usual course and so as to maintain the operation and/or business as a going concern; and

(b)

the Company has traded at a profit and there has been no material adverse change in the financial or trading position of the Company and no fact, matter, event or circumstance has occurred, which is likely to give rise to any change.

9.2	Specific

Since the Accounts Date:

(a)	the Company has not, other than in the ordinary course of Business:
(i)	disposed of, or agreed to dispose of, an asset; or
(ii)	assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (whether actual or contingent);
(b)	the Company has not disposed of or agreed to dispose of an asset for an amount which is lower than either the book value or an open market arm’s length value of such asset (whichever is the higher);
(c)	the Company has not acquired or agreed to acquire an asset for an amount which is higher than open market arm’s length value;
(d)

other than with respect to the Material Contracts, the Company has not made, or agreed to make, capital expenditure exceeding in total [***] or incurred, or agreed to incur, a commitment (or series of connected commitments) involving capital expenditure exceeding in total [***];

(e)	no supplier or customer has ceased or substantially reduced its trade with the Company or has altered the terms of trade to the Company’s disadvantage;
(f)

other than with respect to the Material Contracts, there have been no material increases or decreases in the levels of debtors or creditors or in the average collection or payment periods for debtors and creditors respectively;

(g)	no distribution of capital or income has been declared, made or paid by the Company;
(h)	no resolution of the members of the Company;
(i)	the Company has not repaid or redeemed any share or loan capital or agreed to any such repayment or redemption;
(j)

the Company has not repaid any sum in the nature of borrowings in advance of any due date or made any loan (including in each case, intra-group basis) or incurred any indebtedness or agreed to do so; and

(k)

the Company has not paid nor is under an obligation to pay any service, management or similar charges or any interest or amount in the nature of interest to any other person nor incurred any liability to make such a payment or made any payment to any member of the Sellers’ Group or any of their connected persons whatsoever.

9.3

The Company has no liabilities, obligations or commitments, whether primary or secondary, direct or indirect, absolute, accrued, contingent or otherwise, except those specifically provided for and Disclosed (i) in the Accounts as of the Accounts Date; and (ii) those which have been incurred in the ordinary course of business since the Accounts Date and which are not material in amount.

10.	Assets
10.1	Ownership and Condition
(a)	There is no asset of the Company (tangible or intangible) which is not set out in 8.3.4.1 of the Data Room.
(b)	There are no Encumbrances, nor has the Company agreed to create any Encumbrances, over any part of its undertaking or assets.
(c)	Each asset used by the Company (tangible or intangible) is:
(i)	legally and beneficially owned by the Company; and
(ii)	where capable of possession, in the possession of the Company.
(d)

The Company owns each asset (whether tangible or intangible) that is necessary for the operation of the Company and/or the Business and, without limitation, no rights relating to the operation of the Company and/or the Business are owned or otherwise enjoyed by or on behalf of any member of the Sellers’ Group (other than rights as shareholders in the Company) or any third party.

(e)

All plant, machinery, vehicles and equipment used by the Company are in good repair and condition and have been properly maintained (in accordance with appropriate technical specifications, safety regulations and the terms and conditions of any applicable agreements), and none is dangerous, inefficient, obsolete or in need of renewal or replacement.

(f)	The Company’s asset registers comprise a true and accurate record of all the plant, machinery, equipment, vehicles and other assets owned, possessed or used by it and are not misleading in any way.
(g)

Maintenance contracts are in force in respect of each of those assets of the Company which it is normal to have maintained by independent or specialist contractors and in respect of each of those assets which the Company is obliged to maintain or repair under a leasing or similar agreement.  Those assets have been regularly maintained to a good technical standard and in accordance with:

(i)	safety regulations required to be observed in relation to them; and
(ii)	the provisions of any applicable leasing or similar agreement.
10.2	Hire Purchase and Leased Assets

The Company is not party to, nor is liable under, a lease or hire, hire purchase, credit sale or conditional sale agreement.

10.3	Stock
(a)	The Company’s stock is of satisfactory quality and is saleable in the usual course of its operation and/or business in accordance with its current price list.
(b)	The Company has not supplied or agreed to supply defective or unsafe goods or goods which fail to comply with their terms of sale.
(c)

No goods in a state ready for supply by the Company are defective or unsafe or will fail to comply with terms of sale similar to terms of sale on which similar goods have been sold previously by the Company.

(d)	The Company’s level of stock is reasonable having regard to current and anticipated demand.
10.4	Debtors
(a)

No debt shown in the 2019 Accounts, the Financial Information or the Company’s accounting records is overdue by more than 12 weeks or is the subject of any arrangement of any kind with the relevant debtor.

(b)	The Company has not released a debt shown in the 2019 Accounts, the Financial Information or the Company’s accounting records, so that the debtor has paid or will pay less than the debt’s book value.
(c)

None of the debts shown in the 2019 Accounts, the Financial Information or the Company’s accounting records has been deferred, subordinated or written off or become irrecoverable to any extent.  To the best of the Sellers’ knowledge, information and belief, each of these debts will realise its book value in the usual course of collection.

(d)	The Company has not granted credit terms exceeding 30 days.
11.	Liabilities
11.1	Borrowings

The total amount borrowed by the Company does not exceed any limitation on its borrowings contained in the Articles of Association or in any debenture or loan stock deed or any other instrument or agreement to which the Company is a party.

11.2	Facilities

Details of all overdrafts, loans, invoice discounting, factoring or other financial facilities or any arrangement relating to the management of any interest rate or exchange rate liability which is outstanding or available to the Company are contained in the Disclosure Letter and nothing has been done or omitted to be done to affect or prejudice the continuance of any such facilities or arrangements in full force and effect (save where the prepayment of such facilities is provided for expressly in this Deed).

11.3	Bank Accounts
(a)

A statement of all the Company’s bank accounts and of the credit or debit balances on such accounts as at a date not more than seven days before the date of this Deed is attached to the Disclosure Letter. The Company does not have any other bank or deposit accounts (whether in credit or overdrawn) other than those included in such statement.

(b)

Since the preparation of the statement referred to at paragraph 11.3(a) above, there have been no payments out of any such accounts except for routine payments in the ordinary and usual course of trading and the balances on such accounts are not now substantially different from the balances shown on such statement.

11.4	Working Capital

The Company has sufficient working capital for the purpose of continuing to carry on its operation and/or the Business in its present form and at its present level of turnover and for the purposes of executing, carrying out and fulfilling all obligations and expected liabilities in accordance with their terms for the period of 12 months after Completion.

11.5	Guarantees and Indemnities
(a)	The Company is not party to and is not liable under any guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person’s obligation.
(b)	No part of the loan capital, borrowings or indebtedness in the nature of borrowings of the Company is dependent on the guarantee or indemnity of, or security provided by, another person.
11.6	Events of Default

No event has occurred or been alleged to have occurred or is likely to arise which:

(a)

constitutes an event of default, or otherwise gives rise to an obligation to repay, or to give security under any agreement relating to borrowing (or indebtedness in the nature of borrowing) (or will do so with the giving of notice or with the lapse of time (or both)); or

(b)

will lead to any security for any borrowing or indebtedness in the nature of borrowing or any guarantee, indemnity or other obligation of the Company becoming enforceable (or will do so with the giving of notice or lapse of time (or both)).

11.7	Grants
(a)	The Company is not liable to repay an investment or other grant, subsidy, allocations, allowances or other promotional funds made to it by any body.
(b)	No fact or circumstance (including the execution and performance of this Deed) exists which might entitle a body to require repayment of, or refuse an application by the Company for, the whole or part of a grant, subsidy, allocations, allowances or other promotional funds

(c)	The Company has complied with all conditions under the subsidies, grants, allocations, allowances or other promotional funds received by the Company in the last five years.
12.	Trading Arrangements
12.1	Customers and Suppliers
(a)

During the year ending on the date of this Deed, no substantial supplier or customer of the Company has ceased, reduced or indicated its intention to cease or reduce training with the Company or changed or indicated an intention to change the terms upon which it trades with the Company, nor, to the best of the Sellers’ knowledge, information and belief is a substantial supplier or customer of the Company likely to do so.

(b)

Neither in the financial period ending on the Accounts Date, nor since the Accounts Date, has any person (individually or jointly with any other person) bought from or sold to the Company more than five per cent. in aggregate of all purchases or sales made by the Company during that period.

(c)	The Company has no agreement or arrangement with any customer or supplier on terms which are materially different from the Company’s standard terms.
12.2	Contracts
(a)

Disclosed in the Data Room is a list of all agreements and contracts to which the Company is party and is in force as at the date of this Deed, and true and accurate copies of all such contracts are contained in the Data Room in Folders 8.2.3, 8.3.5, and 8.3.8.

(b)

Other than as Disclosed in the Data Room, the Company is not a party to or liable under any contract, transaction, arrangement or liability which involves, or is likely to involve obligations or liabilities which, by reason of their nature or magnitude, ought reasonably to be made known to a prospective purchaser of the Sale Shares, including any which:

(i)	is of an unusual or abnormal nature, or outside the ordinary and proper course of business;
(ii)	is of a long-term nature (that is, unlikely to have been fully performed, in accordance with its terms, more than six months after the date on which it was entered into or undertaken);
(iii)	is incapable of termination in accordance with its terms by the Company, on 60 days’ notice or less;
(iv)	cannot readily be fulfilled or performed by the Company on time without undue or unusual expenditure of money, effort or personnel;

(v)	involves payment by the Company by reference to fluctuations in the index of retail prices, or any other index or in the rate of exchange for any currency;
(vi)	involves an aggregate outstanding expenditure or other liability by the Company of more than EUR 65,000; or
(vii)	restricts its freedom to engage in any activity or business, or confines its activity or business to a particular place.
(c)	Disclosed in the Data Room in Folder 8.3.5 and 8.3.8 is a list of:
(i)

all agreements entered into by the Company for the supply of products or services at a fixed price, any obligations of which remain or will remain to be performed following the Completion Date or in respect of which full payment has not or will not have been received as at the Completion Date;

(ii)

all agreements pursuant to which independent contractors have been engaged to provide services to or on behalf of the Company where obligations remain (or will remain) to be performed as at the Completion Date or have been performed within the last 12 months; and

(iii)

all agreements under which any obligation of the Company has been sub-contracted to any person or under which any such obligation may be sub-contracted to any person where obligations remain or will remain to be performed as at the Completion Date or have been performed within the last 12 months.

(d)

The Material Contracts comprise all contracts (including work orders) in connection with the installation and operational qualification of process equipment and the supporting clean utilities installed for the erstwhile IPV manufacturing process to which the Company is party.

12.3	Preferential Terms

The Disclosure Letter contains details of all material discounts, over-riders, rebates, allowances and other preferential terms of any nature available to the Company from its suppliers or offered by the Company to its customers.

12.4	Validity and Performance of Agreements
(a)

Neither the Company nor any Seller has any knowledge of the invalidity or unenforceability of, or a ground for termination, avoidance or repudiation of, an agreement, arrangement or obligation to which the Company is a party.

(b)

No party with whom the Company has entered into an agreement, arrangement or obligation has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

(c)	No party with whom the Company has entered into an agreement or arrangement is in material breach of the agreement or arrangement. No matter exists which might give rise to such a breach.
(d)	The Company is not in breach of any agreement or arrangement (including limitation, the Material Contracts). No matter exists which might give rise to such a breach.
(e)

No orders or similar instructions have been made by any court or other competent authority requiring the modification of any agreement, arrangement or obligation to which the Company is party and the Sellers are not aware of any circumstances which could give rise to any such order or similar instruction in the future.

12.5	Tender Offers

The Company does not have an outstanding bid, tender or sale or service proposal, which is substantial in relation to its operation and/or business or which, if accepted, would be likely to result in a loss.

12.6	Guarantees, Indemnities and Letters of Comfort

The Company is not party to any guarantee, indemnity, letter of credit, letter of comfort or analogous or similar agreement given by or for the benefit of the Company.

12.7	Defective Products and Services
(a)

There is no claim, and there are no circumstances, and there have been no claim or circumstances in the six years prior to the date of this Deed, which may lead to any claim, against the Company for faulty, defective or dangerous goods, services, work or materials or for breach of representation, warranty or condition or for delays in delivery or completion of contracts or for deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by or on behalf of the Company.

(b)

The Company has not agreed to produce or deliver replacement goods or perform replacement or additional services after the date of this Deed or to take back any goods (whether defective or not) or reimburse the cost of any services or to effect modifications or repairs to the same free of charge or otherwise than at arm’s-length rates or to issue a credit note, money-back guarantee or write-off or reduce indebtedness in respect thereof.

12.8	Joint Venture, Partnership, Agency or Licensing Agreements

The Company is not liable under:

(a)

an agreement, arrangement or obligation by which the Company is a member of a joint venture, consortium, partnership or association (other than a bona fide transaction), shareholder or similar arrangement or agreement or any agreement which purports to regulate control or otherwise affects the voting or disposition of its Sale Shares; or

(b)	a distributorship, promotional, representation, franchising, agency, marketing, licensing or management agreement or arrangement.
12.9	Permits
(a)	Full and accurate details of all Permits of which the Company has the benefit are contained in Folders 8.2.1.1 and 8.2.2.1 of the Data Room.
(b)	The Company has obtained and complied with the terms and conditions of each Permit.
(c)

There are no pending or threatened proceedings, which might in any way affect the Permits and the Sellers are not aware of any other reason why any of them should be suspended, threatened or revoked or be invalid.

13.	Effect of Sale

Neither the execution nor performance of this Deed or any document to be executed at or before Completion pursuant to this Deed will:

(a)	result in the Company losing the benefit of a Permit or an asset, licence, grant, subsidy, right or privilege which it enjoys at the date of this Deed in any jurisdiction;
(b)

conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of a person under, or enable a person to terminate, or relieve a person from an obligation under, an agreement, arrangement or obligation to which the Company is a party (including, without limitation, under a Material Contract) or a legal or administrative requirement in any jurisdiction;

(c)	result in any customer being entitled to cease dealing with the Company or to substantially reduce its existing level of business or to change the terms upon which it deals with the Company;
(d)	result in any supplier being entitled to cease supplying the Company or to substantially reduce its supplies to or to change the terms upon which it supplies the Company;
(e)

materially adversely affect or result in the termination of any Intellectual Property Rights owned by the Company or any agreement relating to material Intellectual Property Rights used in its operation and/or the Business; or

(f)

make the Company liable to offer for sale, transfer or otherwise acquire any assets, including shares held by it in other bodies corporate under their articles of association or any agreement or arrangement.

14.	Intellectual Property
14.1	Complete and accurate particulars are set out in the Data Room of:
(a)	all registered and material unregistered Intellectual Property Rights owned, used or held for use by the Company.

(b)	all licences, rights, agreements, authorisations and permissions (in whatever form and whether express of implied) under which the Company:
(i)	uses or exploits Intellectual Property Rights owned by any third party; or
(ii)	has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party,

and so far as the Sellers are aware, all such licences are valid and binding and there is no past or present breach of any such licences, rights, agreements, authorisations or permissions.

14.2

The Company owns or is otherwise entitled to use pursuant to an existing and legally enforceable agreement all Intellectual Property Rights required to carry on its operation and/or the Business free from all Encumbrances, including without limitation any third-party Intellectual Property Rights contained in any of the products or services supplied by the Company.

14.3

All applicable application, registration, renewal and any other fees or taxes due up to and including the date of Completion in relation to the Intellectual Property Rights owned by the Company have been paid in full.

14.4	The registered and material unregistered Intellectual Property Rights owned, used or held for use by the Company are subsisting and enforceable and, so far as the Sellers are aware:
(a)	nothing has been done, or not been done, as a result of which any of them has ceased or might cease to be subsisting or enforceable;
(b)

all procedural steps being reasonable and commercially prudent in the ordinary and proper course of business in relation to the registration of registerable Intellectual Property Rights owned by the Company have been taken; and

(c)

all persons retained, commissioned, employed or otherwise engaged by the Company who, in the course of such engagement, created, discovered, conceived or developed work in which Intellectual Property Rights subsist or might reasonably have been expected to subsist, are bound by agreements with the Company whereby all such Intellectual Property Rights vest in the Company and all moral rights are irrevocably and unconditionally waived.

14.5

So far as the Sellers are aware, there has been no infringement, misappropriation, misuse, violation or other unauthorised use at any time of any Intellectual Property Rights owned by the Company. No proceedings, complaints or claims relating to the same have been brought or threatened by the Company and, so far as the Sellers are aware, no fact or circumstance exists which might give rise to any proceeding of that type.

14.6	The activities of the Company have not, do not and are not likely to infringe, misappropriate, misuse, or violate any third-party Intellectual Property Rights.

14.7

There are not and have not been in the last six years any actual, threatened or, notices, proceedings, challenges, actions, complaints or claims brought against any the Company impugning the title, ownership, use, validity or enforceability in respect of any Intellectual Property Rights owned by the Company or otherwise used in the operations of the Company and/or the Business, and, so far as the Sellers are aware, there is no fact or matter likely to give rise to any of the same.

14.8

There are no Intellectual Property Rights or licence of Intellectual Property Rights the loss, termination or expiration of which would have a material adverse effect on the operation of the Company and/or the Business, and no such loss, termination or expiration is likely to occur during the twelve (12) month period starting on the date of this Deed.

14.9	All Know-how, Confidential Information and trade secrets which are material to the Business:
(a)

have been kept confidential and have not been disclosed to any third party otherwise than in the ordinary course of business and subject to an enforceable obligation of confidentiality on the person to whom they are disclosed; and

(b)	is adequately documented or is otherwise embodied in physical form to enable the Buyer to acquire its full benefit and is in the possession or control of the Company.
14.10

The Company is not party to any confidentiality or other agreement or subject to any duty which restricts the free exploitation, use or disclosure of any Know-how, confidential information or trade secrets used in the Company and/or the Business, and, so far as the Sellers are aware no unauthorised use of any such information has been made.

15.	Information Technology
15.1	The Data Room contains:
(a)	complete and accurate particulars of the IT Systems; and
(b)	complete and accurate copies of all IT Contracts.
15.2	Save as set out in the IT Contracts, the Company is the sole and legal and beneficial owner of or otherwise has the full right and authority to use the IT Systems free from any Encumbrances.
15.3

The IT Systems are not wholly or partly dependent on any facilities which are not under the control, operation or ownership of the Company and no action will be necessary to enable such systems to continue to be used in the Company and/or the Business to the same extent and in the same manner as they have been used prior to the date of this Deed.

15.4

So far as the Sellers are aware, the Company has not copied or used any of the Software in violation of the applicable licence or otherwise violated any of its agreements or the rights of the licensor.

15.5

The IT Systems are adequate for the current needs of the Company and/or the Business and, so far as the Sellers are aware, are not defective in any material respect and have not been materially defective or materially failed to function at any time during the last three years prior to the date of this Deed.

15.6

The IT Systems have been regularly maintained and are in good working order and function in accordance with all specifications and any other descriptions under which they have been supplied and have the benefit of appropriate maintenance and support agreements as set out in the Data Room.

15.7	The IT Systems do not so far as the Sellers are aware use or contain, use, incorporate or otherwise include any Open Source Software.
15.8

The Company is licensed to use the Software as set out in the Data Room and so far as the Sellers are aware no action will be necessary to enable it to continue to use such software as they have been used prior to the date hereof.

15.9	All versions of the Software used in the Company and/or the Business are up to date, including any released patches or bug fixes, and is currently supported by the respective owners of the Software.
15.10

In the twelve (12) months preceding Completion, the Company has not suffered a material breach of security in relation to any of its IT Systems and its has in place adequate procedures, processes and software to:

(a)	protect the IT Systems used by it and any data (including personal data) held on such IT Systems;
(b)	prevent any accidental or unlawful destruction, loss or alteration of, or any unauthorised disclosure of or access to any such data; and
(c)	prevent the introduction of viruses or similar destructive code,

all of the above are documented in a data security breach plan.

15.11

The Company maintains and keeps up to date back-up systems and disaster recovery systems and has in place procedures sufficient to enable it to continue to function without any material disruption or interruption if there was material damage to or destruction of some or all of the IT Systems, documented in disaster recovery,. A copy of each plan is included in the Data Room at reference 8.3.6.1.1.

15.12

The Company has in place a disaster recovery plan to enable the Company and/or the Business to continue if there was material damage to or destruction of some or all of the IT Systems and a data security breach plan. A copy of each plan is included in the Data Room.

15.13

Any material Software under licence from a third party is subject to source code escrow arrangements such that the Company is entitled to access such source in the event of insolvency or other specified circumstances or the relevant licensor.

15.14

Complete and accurate particulars (including details of registrants and expiry dates) of all domain names, websites, URLs and social media accounts owned or used by the Company are included in the Data Room.

15.15	The IT Contracts are valid and binding and no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.
15.16

There are and have been no claims, disputes or proceedings arising or threatened under any of the IT Contracts. So far as the Sellers are aware, no fact or circumstance exists which might give rise to a proceeding of that type.

16.	Data Protection
16.1

The Company has at all times complied in all material respects with the Data Protection Legislation and all other applicable laws and regulations regulating data protection, privacy or the recording, monitoring or interception of communications, and in the twenty four (24) months preceding the date of this Deed there were no facts or circumstances likely to give rise to any allegation of material non-compliance with such Data Protection Legislation by the Company

16.2

The Sellers have obtained all necessary rights, permissions and consents to permit the disclosure and transfer of personal data in connection with the transactions contemplated by this Deed, and such transfer will not violate the Data Protection Legislation.

16.3

The Company has not suffered a material breach of security leading to any accidental or unlawful destruction, loss, alteration or unauthorised disclosure of or access to, any personal data transmitted, stored or otherwise processed by the Company or by any third party on its behalf, and no such breaches have been suspected or threatened and there are no circumstances likely to give rise to any such breach.

16.4	The Company has not been, nor so far as the Sellers are aware, a breach of any personal data security breach reporting or notification requirement under any law, regulation or mandatory code.
16.5	The Company has not received either:
(a)	any notice, letter, claim or complaint from any Data Protection Authority, data subject or other third party alleging non-compliance with the Data Protection Legislation (or any part thereof); or
(b)	any claim for compensation relating to the Data Protection Legislation,

and, so far as the Sellers are aware, there are no circumstances which may give rise to the giving of any such notice or the making of any such notification.

17.	Insurance
17.1	Insurance of assets

Each insurable asset of the Company has at all material times been and is at the date of this Deed insured to its full replacement value (with no provision for deduction or excess) against each risk normally insured against by a person operating the Business and/or activities (if any) operated by the Company.

17.2	Other insurance

The Company has at all material times been and is at the date of this Deed adequately insured against accident, damage, injury, third party loss (including product liability), credit risk, loss of profits and all other risks to which a person operating the Business and/or activities (if any) operated by the Company is exposed.

17.3	Policies

The Data Room:

(a)

contains a true and accurate (which is not misleading in any way whatsoever) list at reference 8.3.2 of each current insurance and indemnity policy in respect of which the Company has an interest (including any active historic policies which provide cover on a losses occurring basis) (together the “Policies”);

(b)	contains, in relation to each of the Policies, the following information, which is true, accurate and not misleading:
(i)	name of insured(s);
(ii)	name of insurer(s);
(iii)	period of cover;
(iv)	classes of risks covered;
(v)	basis of cover (namely, claims made or losses occurring);
(vi)	deductible (amount of deductible and details of whether it is applied on (i) a per “cause” or “event” basis, and/or (ii) an aggregate basis;
(vii)	any applicable limits (including any per “cause” or “event” limits and any aggregate limits);
(viii)	the premium payable in respect of the policy;
(ix)	all exclusions contained in the policy; and
(x)	any relevant conditions or warranties which may affect the availability of cover under the policy.
17.4	Status of the Policies
(a)	Each of the Policies is valid and enforceable and is not void or voidable.
(b)	The Company has not done anything or omitted to do anything which might:

(i)	make any of the Policies void or voidable; or
(ii)	prejudice the ability to effect insurance on the same or better terms in the future.
(c)	No insurer under any of the Policies has disrupted or given any indication that they intend to dispute the validity of any of the Policies on any grounds.
(d)	To the best of the Sellers’ knowledge, information and belief, there is nothing which could:
(i)	vitiate any of the Policies; or
(ii)	prejudice the ability to effect insurance on the same or better terms in the future.
(e)	None of the Policies contains any provisions as to change of control or ownership of the insured.
(f)	No insurer has ever cancelled or refused to accept or continue any insurance in relation to the Company.
17.5	Claims
(a)	No claims have been made, no claim is outstanding and no fact or circumstances exists which might give rise to a claim under any of the Policies.
(b)	No event, act or omission has occurred which requires notification under any of the Policies.
(c)	None of the insurers under any of the Policies has refused, or given any indication that it intends to refuse, indemnity in which or in part in respect of any claims under the Policies.
(d)	Nothing has been done or omitted to be done, and there is nothing, which might entitle the insurers under any of the Policies.
17.6	Premiums
(a)	All premiums which are due under the Policies have been paid.
(b)	The Company has not done anything or omitted to do anything, and there is nothing which might result in an increase in the premium payable under any of the Policies.
18.	Compliance and Litigation
18.1	Compliance with Laws

The Company is entitled to carry on its operation of the Company and/or the Business without conflict with any valid right of any person, firm or company and the Company has conducted its operation and/or business in accordance with all applicable laws and regulations and there is no violation of, or default with respect to, any statute, regulation, order, decree or judgement of any court or any Governmental Entity which may have an adverse effect upon the assets, operations or business of the Company.

18.2	Licences and Consents

All necessary licences, consents, permits and authorisations (public or private) have been obtained by the Company to enable the Company to carry on its operations and/or the Business effectively in the places and in the manner in which such operation and/or business is now carried on and all such licences, consents, permits and authorisations are valid and subsisting and the Sellers know of no reason why any of them should be suspended, cancelled or revoked.

18.3	Current Litigation

Neither the Company, nor any person for whose acts or defaults the Company may be vicariously liable, is subject to any outstanding order, decree or court stipulation or involved in any civil, criminal or arbitration proceedings (including any restitution proceedings). No such order, decree, stipulation or proceedings are pending or threatened by or against the Company or any such person and, so far as the Sellers are aware, there are no facts or circumstances which are likely to lead to any such order, decree, stipulation or proceedings and no person or authority has made any statement suggesting that he or it might initiate such order, decree, stipulation or proceedings.

18.4	Past Litigation
(a)

During the six years prior to the date of this Deed, civil, criminal, arbitration, administrative or other proceedings (including any restitution proceedings) in any jurisdiction have been commenced by or against the Company nor have any such proceedings been threatened, settled or compromised.

(b)

During the six years prior to the date of this Deed no civil, criminal, arbitration, administrative or other proceedings (including any restitution proceedings) in any jurisdiction have been commenced by or against any officer, agent or employee (past or present) of the Company as a result of any act or omission by him in the course of his duties to the Company nor have any such proceedings been threatened, settled or compromised.

18.5	Judgments

Neither the Company nor any of its officers, agents or employees (past or present), in his capacity as such, is subject to any order, decree, award, decision or judgment given by any court, tribunal, arbitrator, governmental agency or other regulatory body (including in respect of any restitution proceedings or claims) in any jurisdiction nor is it/he a party to any undertaking or assurance given to any court, tribunal, arbitrator, governmental agency or other regulatory body which is still in force.  So far as the Sellers are aware, there are no facts or circumstances which may result in its/his becoming subject to any such order, decree, award, decision or judgment or being required to be a party to any such undertaking or assurance.

18.6	Anti-Bribery and Corruption
(a)	The Company has not, directly or indirectly:
(i)	given, promised, offered or authorised; or
(ii)	accepted, requested, received or agreed to receive,

any payment, gift, reward, rebate, contribution, commission, incentive, inducement or advantage to or from any person, in contravention of any Anti-Bribery and Corruption Laws.

(b)

The Company has instituted, maintained and monitored policies and procedures that are designed to ensure, and which are reasonably expected to continue, continued compliance with the Anti-Bribery and Corruption Laws.

(c)

Neither the Company nor any of its directors, officers, employees or agents is currently the target of any economic or financial sanctions, including, without limitation, being a person (“Sanctions Target”):

(i)

listed in any list of sanctioned persons maintained by the U.S. Government, including by the Office of Foreign Asset Control of the U.S. Department of the Treasury, the U.S. Department of State, by the United Nations Security Council, the European Union or by the United Kingdom through HM Treasury;

(ii)	operating, organised or resident in a country or territory which is itself the subject or target of any economic or financial sanctions; or
(iii)	owned or controlled by any such person or persons.
(d)

At no time during the prior three years has the Company or any of its directors, officers, employees or agents has been the subject of current or pending, investigation, enforcement proceedings for violations of economic or financial sanctions laws.

(e)

At no time during the prior three years has the Company or nor any of its directors, officers, employees or agents engaged in any trade with or provided services to a Sanctions Target in breach of any economic or financial sanctions laws nor is the Company or any of its officers, directors, employees or contractors currently engaged in any such activities in breach of any economic or financial sanctions laws.

18.7	Investigations

Neither the Company nor any of its officers, agents or employees (past or present), in his capacity as such, is subject to any investigation, enquiry or disciplinary proceedings (whether judicial, quasi-judicial or otherwise).  No such investigation, enquiry or disciplinary proceedings are currently pending or threatened and, so far as the Sellers are aware, there are no facts or circumstances which may give rise to any such investigation, enquiry or disciplinary proceedings.

18.8	Unlawful Payments

Neither the Company nor any of its officers, agents or employees (past or present) in the course of his duties to the Company has:

(a)	induced a person to enter into an agreement or arrangement with the Company by means of an unlawful or immoral payment, contribution, gift or other inducement; or
(b)	offered or made an unlawful or immoral payment, contribution, gift or other inducement.
19.	Insolvency
19.1	General
(a)

The Company is not insolvent or in imminent danger of bankruptcy under Section 3 of the Insolvency Act and has not stopped paying its debts as they fall due. The Company has not been the subject of (i) an insolvency petition, (ii) a motion to commence enforcement proceedings or similar motion/petition in the relevant jurisdiction or under the previously applicable Czech legislation, or (iii) tax enforcement proceedings under Czech Act No. 280/2009 Coll., the Tax Code, as amended, or similar proceedings under the respective jurisdiction or according to previously applicable Czech legislation. There is no threat of such petition being filed, or (iv) no compulsory auction is being conducted pursuant to Czech Act No. 26/2000 Coll., on Public Auctions, as amended, and there is no threat of such auction taking place.

(b)

No receiver or administrative receiver or manager or receiver and manager or trustee or similar person has been appointed over the whole or any part of the assets or undertaking of the Company.  Nor has any other step been taken (including the taking of possession by a mortgagee or charge) to enforce any Encumbrance over any of the assets of the Company and no event has occurred to give the right to enforce such Encumbrance.

(c)

No court has declared the Company to be an invalid legal person within the meaning of Section 129 of the Czech Civil Code, and no such proceedings are taking place. No petition has been filed and no decision has been adopted by the competent bodies of the Company, or by any court concerning the liquidation of the Company, or any transformation of the same within the meaning of the applicable legislation which has not been registered in the Commercial Register.

19.2	Administration

No provisional liquidator, trustee or administrator has been appointed in relation to the Company. No notice has been given or filed with the court of an intention to appoint an administrator.  No petition or application has been presented or order made for the appointment of an administrator in respect of the Company.

19.3	Moratorium

No moratorium has been declared or has taken effect in respect of any indebtedness of the Company.

19.4	Arrangements with creditors

There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning the Company and, so far as the Sellers are aware, no events have occurred which would justify such proceedings or which could lead to the Company being dissolved and its assets being distributed.

19.5	Scheme of arrangement

No compromise or arrangement has been proposed, agreed to or sanctioned in respect of the Company, nor has any application been made to, or filed with, the court for permission to convene a meeting to vote on a proposal for any such compromise or arrangement.

19.6	Overseas Insolvency

There has not occurred, in relation to the Company or any of its assets in any country or territory in which it is incorporated or carries on its operations and/or business or to the jurisdiction of whose courts it or any of its assets is subject, any event which corresponds in that country or territory with any of those mentioned in paragraphs 19.1 to 19.5.

20.	Officers and Employees
20.1	Particulars
(a)

The Data Room contains complete and accurate details, as at the date of this Deed, a true and accurate list of all the employees who are employed in the Company and/or Business including those who are on any leave of absence (including without limitation maternity leave, disability or other long-term leave of absence) and shows in relation to each employee:

(i)	gender, date of birth, date employment commenced and date continuous employment commenced (if different), period of continuous service and workplace location;
(ii)

all other terms and conditions of employment including where applicable job title or job function, job grade, pay, notice periods, holiday entitlements, sick pay, benefits (car, healthcare etc.), restrictive covenants and any entitlements to severance or other payments on termination of employment (including enhanced redundancy payments);

(iii)	arrangements relating to hours of work, part-time work, overtime or shift arrangements and any on call or similar arrangements and any entitlement to payments relating to such arrangements;
(iv)	holiday entitlements and the basis on which holiday pay is calculated and paid and has been calculated and paid during the period of 24 months immediately preceding the date of this Deed;

(v)	the terms of any share option, bonus, commission, incentive or other similar scheme in which any of the employees are entitled to participate (together with details of their entitlements);
(vi)	a copy of the staff handbook and/or standard terms and conditions applicable in respect of all officers, directors and employees. and
(vii)	any disciplinary or grievance procedures (including any appeal procedures) relating to any of the employees;
(b)

No change in relation to any of the information in paragraphs 20.1(a)(i) to 20.1(a)(vii) (inclusive) is due to any employee within six months from the date of this Deed and no request for any such change has been received from any employee.

(c)	The Company has not made any outstanding offer or agreed to employ or engage any person who is not an employee of the Company at the date of this Deed.
(d)

The Company is not party to, bound by or proposing to introduce in respect of any of its current or former directors, employees, workers or contractors any incentive scheme (including, without limitation, any share option or other equity or equity-related arrangement, commission, profit sharing or bonus scheme).

(e)

There are no sums owing to or from (or that have accrued for the benefit of) any employee or worker other than reimbursement of expenses, wages for the current salary period, holiday pay for the current holiday year and employee season-ticket loans entered into in the ordinary course of business. Any carried forward holiday entitlements, or payments in lieu thereof, have been made or accrued in the Company’s accounts.

(f)	No employee will be entitled to receive any payment or benefit arising out of or in connection with either this Deed and/or Completion.
(g)

The employees are all employed by the Company and work wholly or mainly in the Business and there are no other employees, or any other person, who are employed or engaged wholly or mainly in the Business and/or the operations of the Company.

(h)

Any independent contractor, agent and consultant has been properly classified by the Company as an independent contractor (as opposed to an employee) and the Company has not received any notice, complaint or dispute from any authority or current or former contractor, disputing such classification.

20.2	Compliance
(a)

The Company has complied in all material respects with all its obligations to or in respect of all its current and former employees, workers, consultants and contractors arising out of their terms and conditions of employment or engagement, the Company’s employment practices, and/or with any relevant requirement under the laws in any applicable jurisdiction.

(b)

The Company has not in the past six years incurred any liability for the failure to comply with all Laws respecting occupational health and safety, or any liability relating to the classification and compensation of employees and independent contractors, wages and hours (including without limitation minimum wage and overtime), and withholdings and deductions.

20.3	Notices
(a)

The contract of employment of each employee of the Company may be terminated by the Company without compensation (other than that payable by statute) by giving at any time no more than three months’ notice.

(b)	No employee is currently in the process of being made redundant, nor has been made redundant in the last 12 months.
(c)	No employee has given notice to terminate his contract of employment or is under notice of dismissal.
(d)	No employee intends to resign in connection with this Deed.
20.4	Disputes

There are no existing claims in relation to the Company by or in respect of any employee or former employee in respect of his employment.

20.5	Trade Unions
(a)

The Company does not have any agreement or arrangement with or recognise a trade union or other collective bargaining agreement or arrangement and the execution of any collective bargaining agreement currently negotiated will not have material adverse effect on the Company’s obligation towards its employees.

(b)

There has not during the 12 months prior to the date of this Deed been, nor is there currently in progress, any strike, work stoppage, work to rule, lock out or overtime ban or other industrial, trade union or works council action by the employees of the Company which has disrupted its operation and/or the Business, and there is nothing likely to give rise to such a dispute or claim.

(c)	The Company has not in the past six years incurred any liability for failure to provide information, notify or to otherwise consult with employees under any applicable Law.
20.6	Work Permissions

Every employee of the Company who requires permission (including a residency visa or work permit) to work in the country in which they work has current and appropriate permission to do so and no such permissions have lapsed or expired. The Company does not sponsor any person for work and/or residency visa where that person is not an employee whose sole work is carried out for the Company.

20.7	TUPE Transfers

No person has transferred to, or from, the Company by operation of the Transfer of Undertakings (Protection of Employment) Regulations 2006 or otherwise in the two years before the date of this Deed.

21.	Pensions
21.1

Details of each scheme, arrangement or agreement for the provision of pension, retirement, savings, death, ill-health, disability or accident, vacation, bonuses, compensation, fringe benefit or other employee benefits (each, a “Scheme”) to which the Company is a party to, operates, contributes to or participates in, or with respect to which the Company has any liability (contingent or otherwise) (the “Disclosed Schemes”) and copies of the relevant terms and rules currently governing each of the Disclosed Schemes are in the Data Room.

21.2	Apart from the Disclosed Schemes, the Company is not a party to and does not operate, contribute to or participate in or have any liability (contingent or otherwise) with respect to any Scheme.
21.3

Save for the current payment period, there are no material contributions or premium payments due from the Company to the Disclosed Schemes (other than those Disclosed Schemes which do not require funds to be contributed to them) which have not been paid or specifically provisions in the Accounts and the Company has complied in all material respects with its obligations under the Disclosed Schemes.

21.4

A list of individuals who are contributing members of any Disclosed Scheme with details of the rates of contribution (member and employer) and such other data as is necessary to establish their respective entitlements to contributions under the Disclosed Schemes is in the Data Room.

21.5	No Disclosed Scheme is, or within the preceding six years has been, the subject of any examination or participated in any correction programme by any relevant regulator.
22.	Property
22.1	The Property comprises all the real property owned, occupied or otherwise used for the operation of the Company and/or the Business and is free from any Encumbrances.
22.2

The information in respect of the Property set out in Schedule 3 is true, accurate and not misleading and the Company is the sole legal and beneficial owner of, is in possession and actual occupation of (or is entitled to possess and occupy), the whole of the Property on an exclusive basis, and has good and marketable title to the Property.

22.3	The Company has not entered into any agreement (whether written or oral) to acquire any other interest in real property which has not been completed.
22.4

The Property is not and has not been, subject to any restitution proceedings (and no grounds on the basis of which it could be subject thereto exists) or any insolvency or other similar proceedings, nor proceedings on enforcement of court.

22.5	The Company has not entered into any agreement (whether written or oral) to acquire any other interest in real property which has not been completed.

22.6	Neither the Company nor any Seller has entered into any agreement (whether written or oral) or commitment to dispose of or encumber the Property or any part of it.
22.7

The Company does not have any actual or contingent liability (whether as owner, former owner, licensee or as tenant or former tenant, or as original contracting party, or as guarantor of any party) in relation to any real property, freehold or leasehold, other than in as Disclosed respect of the Property.

22.8

The Company is in physical possession and actual occupation of the Property on an exclusive basis, no part of any building on the Property is vacant and no right of occupation or enjoyment has been acquired or is in the process of being acquired by any third party or has been granted or agreed to be granted to any third party in respect of the Property.

22.9	The Property is not being used nor is it intended or required by the Company to be used other than for the permitted use under applicable planning or zoning legislation.
22.10

There are no outstanding notices, actions, disputes, claims or demands between the Company and any third party relating to or affecting the Property or any other premises adjacent to the Property and none are threatened.

22.11

No buildings or structures on the Property are undergoing substantial works or construction, refurbishment or alteration or have done so in the last five years and there are no proposals for the development of the Property (including traffic proposals, schemes or other substantial works in the vicinity of the Property).

22.12	The Property or any part thereof, has not been contributed to the registered capital of any company, co-operative or trust (in Czech: svěřenský fond) or a similar legal vehicle.
22.13	The Property enjoys direct access to and access from public roads.
22.14	There are no structures, utility connections, or assets owned by third parties located on the Property without a proper easement or similar right established.
22.15

There exist water, sewerage, electric, gas and telephone utility service adequate for the intended use of the Property, all of which are connected to the mains by media located entirely on, in or under the Property. All utility connections serving the Property are owned by the Company.

22.16

The wear and tear of the individual parts of the Property corresponds in all material respects to the age of the individual parts of the Property and (ii) there are no structural defects or physical damage to the Buildings fabric which could substantially affect or hinder the current use of the Property.

22.17	All Laws relating to the protection of the Property against fire have been fully complied with. The Property has the required fire protection systems installed.
23.	Environmental Matters
23.1

The Company (and each of its officers, employees and agents in the course of its operations and/or Business) complies and has complied with all applicable Environmental Law in all material respects and any agreement, covenant, undertaking, guarantee or indemnity under which it has any obligation or liability and the Company has not received any notification under Environmental Law or any such agreement, covenant, undertaking, guarantee or indemnity requiring it to take or omit to take any action.

23.2	The Company possesses all Environmental Consents required for the purposes of carrying out its business and/or operation.
23.3

Neither the Company nor any person for whose acts or defaults the Company may be vicariously liable is involved, or has in the last six years been involved, in nor is there pending or threatened against the Company nor any person for whom it is vicariously liable, any civil, criminal, arbitration, administrative proceeding or inquiry relating to the Environment and no fact or circumstance exists which might give rise to any of the aforesaid.

23.4

There are no environmental or health and safety surveys, reports, studies, tests, insurance appraisals, assessments or audit reports or associated documentation and correspondence relating to the assets, operation and business of the Company.

23.5

No Hazardous Substance has in the last six years been or is being disposed of, stored, kept or is present on, in or under any Property, nor so far as the Sellers are aware in water or the ground or groundwater on or under any Property.

23.6

The Company has not been notified that the condition of any Property is not such that any investigation, treatment, remediation or other works are or could be required under Environmental Law or any covenant, undertaking, guarantee or indemnity under which the Company has or may have an obligation or liability, or would be undertaken by a prudent owner or occupier of any Property.

23.7	There have not been and there are not now any releases or emissions or any threats of any releases or emissions into the Environment of any Hazardous Substance from or at the Property.
24.	Tax
24.1	Tax Returns and Compliance
(a)

The Company has submitted on a timely basis every material Tax return, notice and computation, and provided on a timely basis all information, it is required by law to submit to any Tax Authority, each such Tax return, notice and computation and all such information is true, accurate and complete in all material respects, and no such return, notice, computation or information is the subject of any dispute with any Tax Authority, nor, so far as the Sellers are aware, is it likely to become so subject.

(b)

The Company has discharged every material Tax liability which has fallen due and there is no Tax liability in respect of which the date for payment has been postponed by agreement with the relevant Tax Authority or by virtue of any right under any Tax legislation.

(c)

The Company has properly made all material deductions, withholdings and retentions required to be made by it and has accounted for all such deductions, withholdings and retentions to each relevant Tax Authority.

(d)	The Company is not, and has not been, liable to pay a material penalty, surcharge or fine in connection with Tax.
(e)	The Company has no liability for deferred tax.
(f)

The Company has not in the last four years been, nor is currently, subject to any non-routine investigation, audit, enquiry or visit by any Tax Authority, and so far as the Sellers are aware no such investigation, audit, enquiry or visit is expected.

(g)

All material records which the Company is required to keep for Tax purposes or which are necessary to calculate the Company’s liability to Tax (including on any future disposal of its assets) have been duly kept and are in the possession of the Company.

(h)

The gross book value shown in, or adopted for the purposes of, the Accounts as the value of each of the tangible fixed assets of the Company does not exceed the amount which on a disposal of such asset at the date of this Deed would be deductible as acquisition cost in computing the capital gain or deductible loss.

24.2

No distribution or deemed distribution has been made (or will be deemed to have been made) by the Company, except dividends shown in their statutory accounts, and the Company is not bound to make any such distribution.

24.3	Tax Grouping

The Company has not at any time in the last three years: (i) had its tax affairs or payments dealt with on a consolidated or group basis with any person, or (ii) entered into any tax sharing arrangement.

24.4	Transfer Pricing
(a)

So far as the Sellers are aware the Company is not, nor has been, party to any transaction or arrangement for which the pricing stands to be adjusted under applicable transfer pricing or thin capitalization legislation.

(b)	All transactions entered into by the Company have been on arm’s length terms.
24.5	Tax Residence

The Company is resident for tax purposes solely in the jurisdiction in which it is incorporated. The Company does not have any taxable branch, agency, permanent or fixed establishment, or other taxable presence, in any other jurisdiction.

24.6	Tax Avoidance

So far as the Sellers are aware, the Company has not been party to any transaction which is required to be disclosed to any Tax Authority under any rules requiring disclosure of tax-advantaged transactions.

24.7	Value Added Tax
(a)	The Company, if is required to be registered, is properly registered for the purposes of VAT in each jurisdiction in which it is liable to be so registered.
(b)

The Company has complied in all material respects with all Tax legislation concerning VAT, and has made, obtained and kept up to date accurate records, invoices and other documents appropriate or requisite for the purposes of such Tax legislation.

(c)

The Company is not, nor has it been, partially exempt from VAT, and the Sellers are not aware of any circumstances by which the Company might not be entitled to credit for all VAT chargeable on supplies received, and imports and acquisitions made, by it.

(d)	All Material Contracts are subject to VAT which is accounted for by the Company under the ‘reverse charge’ mechanism such that no cash payment is paid to the supplier in respect of such VAT amount.
24.8	Stamp Duty

All material documents in the enforcement of which the Company may be interested have been duly stamped and/or had any relevant transfer duties or Taxes paid.

24.9	Clearances
(a)

No Tax Authority has agreed to operate any special arrangement (being an arrangement not available to taxpayers generally and not specifically provided for in tax legislation) in respect of the Tax affairs of the Company. The Company is recipient of Investment Incentives from the Czech Tax Authority.

(b)

Each material Tax Authority clearance or ruling on which the Company relies or has in the last four years relied was made on the basis of full and accurate disclosure and the Company has complied with any applicable conditions thereto. All such clearances or rulings have been disclosed in the Data Room.

24.10	Tax Indemnity

The Company is not bound by any material indemnity, guarantee or covenant to pay in respect of Tax in connection with the disposal of any interest in any entity.

24.11	Completion
(a)	No material liability to Tax will arise for the Company as a result of the entry into or Completion of this Deed or any other Transaction Documents.
(b)	The Company did not own as at the Accounts Date any asset which, if disposed of at the date of this Deed for consideration equal to its net book value as included in the 2019 Accounts, would give rise to a clawback or disallowance of depreciation relief.

24.12	Position since the Accounts Date
(a)	The Accounts include proper provision or reserve, as at the Accounts Date, in accordance with applicable accounting standards for Taxation for which the Company is or will become liable to account.
(b)

Since the Accounts Date the Company has not disposed of any material capital asset or, so far as the Sellers are aware, entered into any other transaction outside the ordinary course of business which will give rise to any material tax liability, or incurred any material item of revenue expenditure which will not be deductible for tax purposes other than in accordance with past practice.

(c)	The Company has duly made all material claims, elections or consents in respect of Tax which are assumed to have been made for the purposes of the Accounts.
24.13	Secondary liability

So far as the Sellers are aware, the Company is not, nor is likely to become, liable for any Tax which is the primary liability of any person other than the Company.

24.14	Tax deductions

Except to the extent reflected in the 2019 Accounts, the Company does not stand to have any deduction which would otherwise be allowable for tax purposes denied as a result of any applicable rules on hybrid and other mismatches or corporate interest restriction (or equivalent rules) in respect of any period or part period ending on or before Completion.

24.15	Employment related securities

The Company will not be obliged to pay or account for any income tax or social security contributions in consequence of the entry into or Completion of this Deed or any vesting, transfer, exercise, redemption or other transaction in shares, securities or options in connection therewith.

24.16	Employment status

The persons treated by the Company for taxation and social security purposes as employees correctly include all persons who should be so treated.

25.	Disclosures
25.1

So far as the Sellers are aware, the Sellers have Disclosed all such information and copies of all documents relating to the Sellers, the Sale Shares, the Company and the business, assets and labilities of the Company that would be material to a prudent purchaser considering the acquisition of the Company, acting reasonably and being advised by professional advisors.

25.2	The documents disclosed in the Data Room in the form provided to the Buyer constitute true and correct copies of such documents and materials held by the Company and/or the Sellers.

SCHEDULE 6

LIMITATIONS ON LIABILITY

1.	Monetary Limits on Claims
1.1	The maximum aggregate liability of the Sellers for all Business Warranty Claims and all Tax Claims shall not exceed an amount equal to [***].
1.2	The Sellers shall not be liable in respect of a Business Warranty Claim unless and until:
(a)

the amount of each individual Business Warranty Claim exceeds [***], in which event, subject to paragraph 1.2(b), the Sellers’ liability, in respect of such Business Warranty Claim, shall be for the total amount of such Business Warranty Claim and shall not be limited to the excess only (and for this purpose, a number of Business Warranty Claims arising out of the same, related or similar matters, facts or circumstance shall be aggregated and form a single Business Warranty Claim); and

(b)

the aggregate amount of all Business Warranty Claims against the Sellers exceeds [***] (the “Threshold”), in which event the Sellers’ liability shall be for the total amount of all Business Warranty Claims and shall not be limited to the amount in excess of the Threshold.

1.3

For the purposes of calculating the Business Warranty Claims that count towards the Threshold, there shall be included in any Business Warranty Claim the amount of any costs, expenses and other liabilities reasonably incurred by the Buyer and the Company in connection with the making of any such claim.

2.	Time Limits for Claims
2.1	The Sellers shall not be liable in respect of a Tax Claim or the Business Warranty Claim unless written notice of such claim (the “Notice”) is served upon the Sellers:
(a)	in the case of a Tax Claim on or prior to [***]; and
(b)	in the case of a Business Warranty Claim on or before the [***] of the Completion Date,
2.2	Following the giving of Notice under paragraph 2.1(b):
(a)

where the claim arises by reason of a liability of the Buyer or a member of the NVAX Group, which at the time of service of the notice, is contingent only or otherwise not capable of being quantified, the liability of the Sellers shall determine, if legal proceedings in respect of such claim have not been commenced within [***] of such claim ceasing to be contingent or becoming capable of being quantified; or

(b)	where the claim does not fall within paragraph 2.2(a) above, the liability of the Sellers shall determine, if legal proceedings have not been commenced within [***] of the service of such notice.

2.3

The Notice shall provide reasonable details (to the extent that such details are known to the Buyer) of the nature of the Business Warranty Claim or Tax Claim (as the case may be), the circumstances that have given rise to it, the calculation of the amount claimed (so far as it is possible for the Buyer to calculate such amount), references to the particular provision of this Deed, in each case on a without prejudice basis, and reasonable documentation (if available) evidencing the Business Warranty Claim (provided that any failure by the Buyer to provide any of such details shall not prejudice the Business Warranty Claim or Tax Claim in question).

2.4

Without prejudice to any remedies available to the Buyer except as expressly provided in this Deed, the Buyer shall provide the Sellers with a reasonable period of at least [***] for assessment of the Notice and/or the alleged Business Warranty Claim in which they may decide to remedy it to the reasonable satisfaction of the Buyer to the extent that the relevant breach is capable of remedy and without any loss to any NVAX Group Company.

2.5	Nothing in this Schedule 7 shall have the effect of limiting or restricting any liability in respect of a claim resulting from fraud, fraudulent misrepresentation, dishonesty or wilful concealment.
3.	Double Claims

If the same fact, matter, event or circumstance gives rise to more than one claim for breach of any Business Warranties of this Deed, the Buyer shall not be entitled to recover more than once in respect of the same loss.

4.	Changes and/or after Completion and other Exclusions
4.1	The Sellers shall not be liable for any claim or to the extent that it arises, or is increased or extended by:
(a)

any change to legislation, any increase in rates of Taxation or any change in the published practice of a revenue authority, in each case that came in force on or after the Completion but not actually or prospectively in force at the date of this Deed;

(b)	any change in the accounting reference date of the Company made on and/or after Completion; or
(c)

any change in any accounting policy or practice of the Company made on or after Completion, save where such change is required to conform such policy or practice with relevant accounting standards, or where such change is necessary to correct an improper policy or practice.

4.2	The Sellers shall not be liable for any Business Warranty Claim or Tax Warranty Claim to the extent that:
(a)	the Sellers remedy such claim to the reasonable satisfaction of the Buyer without any loss to the Company or any member of the NVAX Group within [***] of the notice of the relevant claim; or

(b)

such claim directly and solely arises as a result of any voluntary act, omission, transaction or arrangement carried out by, at the written request of, or with the written approval of the Buyer save where such action act, omission, transaction or arrangement was taken, made or entered into to comply with applicable laws, regulation and the rules of any Governmental Entity and/or any contractual obligation binding on the NVAX Group.

5.	Reimbursement of Claims
5.1

If, after the Sellers have made any payment in respect of a Business Warranty Claim, the Buyer recovers from a third party a cash sum which is directly referable to that payment (the “Recovery Amount”), then the Buyer shall forthwith repay (or procure the repayment of) to the Sellers so much of the Recovery Amount (less any Taxes incurred in relation thereto and all reasonable costs, charges and expenses incurred in making such recovery) as does not exceed [***].

5.2

If the Buyer or the Company becomes entitled to recover from some other person any sum in respect of any matter giving rise to a Business Warranty Claim made by the Buyer against the Sellers for a breach of any Business Warranties, the Buyer shall and shall procure that the Company shall take reasonable steps to enforce such recovery and shall repay to the Sellers the amount paid by it to the Buyer or the Company up to, but not exceeding, the sum recovered from such other person less any Taxes incurred in relation thereto and any actual or projected increased costs in obtaining insurance which the Buyer reasonably determines are directly or indirectly attributable to the fact(s) or matter(s) giving rise to such Warranty Claim.

6.	Mitigation

Nothing in this Schedule 7 will in any way restrict or limit the general obligation of the Buyer (or the relevant members of the NVAX Group) to mitigate any loss or damage which it may suffer as a result of any matter giving rise to any Warranty Claim.

7.	Insurance

If at any time after Completion the Sellers wish to insure all or any part of its liability in respect of any Business Warranty Claim, the Buyer shall provide such information as the Sellers or any prospective insurer or broker may reasonably require for the purposes of effecting such insurance subject to such insurer or broker providing confidentiality undertakings in favour of the Company and/or the Buyer to the reasonable satisfaction of the Buyer and provided always that the Buyer shall not be required to provide any information which reasonably breach or endanger the Buyer’s (or any member of the NVAX’s Group’s) legal privilege.

Certain Schedules Omitted from Share Purchase Agreement

Pursuant to Regulation S-K, Item 601(a)(5), certain schedules to the Share Purchase Agreement, as listed below, have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules or exhibits to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.

SCHEDULES

Material Contracts

Data Room Index

IN WITNESS of which this Deed has been duly executed and delivered as a deed on the date which first appears on page 1 above.

Executed as a DEED by	)
NOVAVAX AB	)		/s/ Magnus Savenhed
	)	By:	Magnus Savenhed
acting by:		Title:	Chief Executive Officer

In the presence of:

Witness Signature:			/s/ Jenny Savenhed

Witness Name:			Jenny Savenhed

Witness Address:			[***]

Witness Occupation:			Operation Manager, Vahenfall

Signature Page to the Share Purchase Agreement

Executed as a DEED by	)
NOVAVAX, INC.	)		/s/ John A. Herrmann III
	)	By:	John A. Herrmann III
acting by:		Title:	Senior Vice President, General Counsel and Corporate Secretary

In the presence of:

Witness Signature:			/s/ John Trizzino

Witness Name:			John Trizzino

Witness Address:			[***]

Witness Occupation:			Chief Financial Officer, Novavax, Inc.

Signature Page to the Share Purchase Agreement

Executed as a DEED by	)
BILTOVEN BIOLOGICALS BV	)		/s/ Dr. R. H. Van Dam
	)	By:	Dr. R. H. Van Dam
acting by:		Title:	Director

In the presence of:

Witness Signature:			/s/ Jorrit Van Hoorn

Witness Name:			Jorrit Van Hoorn

Witness Address:			[***]

Witness Occupation:			Executive Advisor

Signature Page to the Share Purchase Agreement

Executed as a DEED by	)
POONAWALLA SCIENCE PARK BV	)		/s/ Dr. R. H. Van Dam
	)	By:	Dr. R. H. Van Dam
acting by:		Title:	Director

In the presence of:

Witness Signature:			/s/ Jorrit Van Hoorn

Witness Name:			Jorrit Van Hoorn

Witness Address:			[***]

Witness Occupation:			Executive Advisor

Signature Page to the Share Purchase Agreement

Executed as a DEED by	)
DE BILT HOLDINGS BV	)		/s/ Dr. R. H. Van Dam
	)	By:	Dr. R. H. Van Dam
acting by:		Title:	Director

In the presence of:

Witness Signature:			/s/ Jorrit Van Hoorn

Witness Name:			Jorrit Van Hoorn

Witness Address:			[***]

Witness Occupation:			Executive Advisor

Signature Page to the Share Purchase Agreement

Executed as a DEED by	)
SERUM INTERNATIONAL BV	)		/s/ Dr. R. H. Van Dam
	)	By:	Dr. R. H. Van Dam
acting by:		Title:	Director

In the presence of:

Witness Signature:			/s/ Jorrit Van Hoorn

Witness Name:			Jorrit Van Hoorn

Witness Address:			[***]

Witness Occupation:			Executive Advisor

Signature Page to the Share Purchase Agreement